                                                                    Exhibit 10.1

                            STOCK PURCHASE AGREEMENT

                                      AMONG

                            KNOWLEDGE SCHOOLS, INC.,

                  CHILDREN'S DISCOVERY CENTERS OF AMERICA, INC.

                                       AND

                              ARAMARK CORPORATION,

                   ARAMARK ORGANIZATIONAL SERVICES, INC., AND

                       ARAMARK EDUCATIONAL RESOURCES, INC.

                                  MARCH 3, 2003

                                TABLE OF CONTENTS

1.      Definitions. ..........................................................................  1

2.      Purchase and Sale of Company Shares. ..................................................  7

        (a)   Basic Transaction ...............................................................  7
        (b)   Purchase Price ..................................................................  7
        (c)   The Closing .....................................................................  8
        (d)   Closing Obligations. ............................................................  8
        (e)   Purchase Price Adjustment. ......................................................  8

3.      Representations and Warranties Concerning the Transaction. ............................ 10

        (a)   Representations and Warranties of the Parent and the Seller ..................... 10
        (b)   Representations and Warranties of Holdings and the Buyer ........................ 11

4.      Representations and Warranties Concerning the Company and its Subsidiaries ............ 13

        (a)   Organization, Qualification, and Corporate Power ................................ 13
        (b)   Capitalization .................................................................. 13
        (c)   Noncontravention ................................................................ 14
        (d)   Title to Assets ................................................................. 14
        (e)   Subsidiaries .................................................................... 14
        (f)   Financial Statements ............................................................ 15
        (g)   Events Subsequent to Most Recent Fiscal Year End ................................ 15
        (h)   Undisclosed Liabilities ......................................................... 17
        (i)   Legal Compliance ................................................................ 17
        (j)   Tax Matters. .................................................................... 18
        (k)   Real Property. .................................................................. 19
        (l)   Intellectual Property. .......................................................... 21
        (m)   Tangible Assets ................................................................. 23
        (n)   Capital Expenditures ............................................................ 23
        (o)   Contracts ....................................................................... 23
        (p)   Notes and Accounts Receivable ................................................... 24
        (q)   Powers of Attorney .............................................................. 24
        (r)   Insurance ....................................................................... 24
        (s)   Litigation ...................................................................... 25
        (t)   Licenses, Permits, Grants and Authorizations. ................................... 25
        (u)   Employees. ...................................................................... 26
        (v)   Employee Benefits. .............................................................. 28
        (w)   Guaranties ...................................................................... 30
        (x)   Environment, Health, and Safety. ................................................ 30
        (y)   Certain Business Relationships with the Company and its Subsidiaries ............ 32
        (z)   Identification of Depositories and Authorities .................................. 32
        (aa)  Certain Agreements .............................................................. 32
        (bb)  No Other Representations ........................................................ 32

5.      Pre-Closing Covenants ................................................................. 33

        (a)   General ......................................................................... 33
        (b)   Notices and Consents. ........................................................... 33
        (c)   Operation of Business ........................................................... 34
        (d)   Preservation of Business ........................................................ 34
        (e)   Access .......................................................................... 34
        (f)   Confidentiality ................................................................. 34
        (g)   Notice of Developments .......................................................... 34
        (h)   Exclusivity ..................................................................... 35
        (i)   Release of Guaranties ........................................................... 35
        (j)   Insurance ....................................................................... 35
        (k)   Best Efforts to Obtain Financing ................................................ 36
        (l)   Warren Walker 401(k) Plan. ...................................................... 36

6.      Post-Closing Covenants ................................................................ 36

        (a)   General ......................................................................... 36
        (b)   Litigation Support .............................................................. 36
        (c)   Transition ...................................................................... 37
        (d)   Confidentiality ................................................................. 37
        (e)   Covenant Not to Compete ......................................................... 38
        (f)   Use of Names; Removal ........................................................... 38
        (g)   Employee Benefits. .............................................................. 38
        (h)   Continuity of Employment. ....................................................... 43
        (i)   Insurance Matters. .............................................................. 43
        (j)   Accrued Vacation/Sick Pay Reconciliation ........................................ 45
        (k)   Buyer Financial Statements ...................................................... 45

7.      Conditions to Obligation to Close. .................................................... 46

        (a)   Conditions to Obligation of the Buyer ........................................... 46
        (b)   Conditions to Obligation of the Parent and the Seller ........................... 47

8.      Remedies for Breaches of this Agreement. .............................................. 48

        (a)   Survival of Representations and Warranties ...................................... 48
        (b)   Indemnification Provisions for Benefit of the Buyer. ............................ 49
        (c)   Indemnification Provisions for Benefit of the Parent and the Seller. ............ 50
        (d)   Matters Involving Third Parties. ................................................ 51
        (e)   Matters Involving Environmental Claims .......................................... 52
        (f)   Determination of Adverse Consequences ........................................... 54
        (g)   Other Indemnification Provisions ................................................ 54

9.      Tax Matters ........................................................................... 55

        (a)   Tax Indemnities. ................................................................ 55
        (b)   Refunds and Tax Benefits. ....................................................... 56
        (c)   Contests. ....................................................................... 58
        (d)   Preparation of Tax Returns. ..................................................... 59

        (e)   Cooperation and Exchange of Information ......................................... 59
        (f)   Tax Sharing Arrangements ........................................................ 60
        (g)   Indemnity Payments to be Treated as Purchase Price Adjustment ................... 60
        (h)   Certain Taxes ................................................................... 60

10.     Termination. .......................................................................... 60

        (a)   Termination of Agreement ........................................................ 60
        (b)   Effect of Termination ........................................................... 61

11.     Miscellaneous. ........................................................................ 61

        (a)   Nature of Certain Obligations ................................................... 61
        (b)   Press Releases and Public Announcements ......................................... 61
        (c)   No Third-Party Beneficiaries .................................................... 61
        (d)   Entire Agreement ................................................................ 61
        (e)   Succession and Assignment ....................................................... 61
        (f)   Counterparts .................................................................... 62
        (g)   Headings ........................................................................ 62
        (h)   Notices ......................................................................... 62
        (i)   Governing Law ................................................................... 63
        (j)   Amendments and Waivers .......................................................... 63
        (k)   Severability .................................................................... 63
        (l)   Expenses ........................................................................ 63
        (m)   Construction .................................................................... 64
        (n)   Incorporation of Exhibits and Schedules ......................................... 64
        (o)   Specific Performance ............................................................ 64
        (p)   Jurisdiction; Attorneys' Fees; Waiver of Jury Trial. ............................ 64

Exhibit A - Working Capital
Exhibit B - Form of Holdings Note
Exhibit C - Form of Warrant
Exhibit D - Historical Financial Statements
Exhibit E - Side Agreements
      E-1 - Regarding Repurchase of the Note
      E-2 - Regarding Letter of Credit
Disclosure Schedule - Exceptions to Representations and Warranties

                            STOCK PURCHASE AGREEMENT

     Agreement entered into on March 3, 2003, by and among Knowledge Schools, Inc., a Delaware corporation ("Holdings"), Children's Discovery Centers of America, Inc., a Delaware corporation, to be renamed Knowledge Learning Corporation (the "Buyer"), and ARAMARK Corporation, a Delaware corporation (the "Parent"), ARAMARK Organizational Services, Inc., a Delaware corporation (the "Seller"), and ARAMARK Educational Resources, Inc., a Delaware corporation (the "Company"). The Buyer, the Parent, the Seller and the Company are sometimes referred to herein collectively as the "Parties" or individually as a "Party."

                                    RECITALS

     A. The Seller is the sole record and beneficial owner of 1,000 shares (the "Company Shares") of the common stock, par value $0.01 per share, of the Company, which Company Shares constitute all of the issued and outstanding shares of the capital stock of the Company;

     B.   The Seller is a direct wholly owned subsidiary of the Parent;

     C.   The Buyer is a direct wholly owned subsidiary of Holdings; and

     D. Upon the terms and subject to the conditions set forth herein, the Parent and the Seller desire to sell to the Buyer, and the Buyer desires to purchase from the Seller, the Company Shares.

                                    AGREEMENT

     Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

     1.   Definitions.

     "Accredited Investor" has the meaning set forth in Regulation D promulgated under the Securities Act.

     "Accounting Arbitrator" has the meaning set forth in (S)2(e)(iii) below.

     "Adverse Consequences" means any and all losses, costs, settlement payments, awards, judgments, fines, penalties, damages, expenses (including reasonable out-of-pocket attorneys' fees), deficiencies or other charges; provided, however, that Adverse Consequences shall not include punitive, special or consequential or opportunity cost damages of any kind or the loss of anticipated or future business or profits, except that this exclusion shall not apply with respect to (i) amounts paid or payable to third parties pursuant to any third-party claim arising out of any incident involving the physical, sexual and/or emotional abuse of children to the extent occurring prior to the Closing Date and/or (ii) the net present value of lost profits from any center that is shut down for longer than six consecutive months (including the lost profits for such six consecutive months) calculated on the basis of the remaining lease life or the period during which the center is shut down, whichever is shorter; provided that (A) the center was shut down solely due to the Company's failure to have a valid license, to have not been in compliance with applicable zoning laws (including variances) or to have not been in compliance with the requirements of any applicable Governmental Authority in each case prior to the Closing Date, and (B) the center was shut down notwithstanding Buyer's having used its best efforts to correct the failure or non-compliance, including making all necessary filings, registrations, payment of money or taking other action that would permit the center to remain in operation.

     "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

     "Affiliated Group" means any affiliated group within the meaning of Code
(S)1504(a) or any similar group defined under a similar provision of state, local or foreign law.

     "Applicable Rate" means 5% per annum.

     "Base Price" has the meaning set forth in (S)2(b) below.

     "Base Working Capital" has the meaning set forth in (S)2(e) below.

     "Books and Records" shall have the meaning set forth in (S)6(b) below.

     "Business Day" means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in New York, New York.

     "Buyer" has the meaning set forth in the preface above.

     "Buyer Financial Statements" has the meaning set froth in (S)3(b)(vi) below.

     "Buyer Indemnified Party" has the meaning set forth in (S)8(b)(i) below.

     "Buyer Indemnified Parties" has the meaning set forth in (S)8(b)(i) below.

     "Buyer Returns" has the meaning set forth in (S)9(d)(i) below.

     "Child Care Laws" means any federal, state or local statute, law, ordinance, executive order, regulation, rule, code, order, other requirement or rule of law applicable to the child care industry.

     "Closing" has the meaning set forth in (S)2(c) below.

     "Closing Balance Sheet" has the meaning set forth in (S)2(e)(ii) below.

     "Closing Date" has the meaning set forth in (S)2(c) below.

     "Closing Working Capital" has the meaning set forth in (S)2(e)(ii) below.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Commitment Letter" means the letter agreement dated February 14, 2003, as supplemented by a letter dated March 2, 2003, between Holdings and BNP Paribas and BNP Paribas Securities Corporation relating to the commitment of BNP Paribas to provide $260 million under senior secured credit facilities, which letters have been provided to the Parent and the Seller.

     "Company" has the meaning set forth in the preface above.

     "Company Employees" has the meaning set forth in (S)6(g) below.

     "Company Shares" has the meaning set forth in the recitals above.

     "Competitive Business" has the meaning set forth in (S)6(e) below.

     "Confidential Information" means any information concerning the businesses and affairs of the Company and its Subsidiaries that is not already generally available to the public.

     "Consent" has the meaning set forth in (S)3(a)(ii) below.

     "Deductible Amount" has the meaning set forth in (S)8(b)(i) below.

     "Deficit Amount" has the meaning set forth in (S)2(e)(iv) below.

     "Determination Date" has the meaning set forth in (S)2(e)(iii) below.

     "Disclosure Schedule" means the disclosure schedule delivered by the Parent, the Seller and the Company to the Buyer.

     "EBITDA" means, for any Person for any period, the sum, without duplication, of the amounts for such period of (i) net income, (ii) interest expense, (iii) provisions for taxes based on income, (iv) depreciation expense, and (v) amortization expense, but only, in the case of clauses (ii) - (v), to the extent deducted in the calculation of net income, all of the foregoing determined on a consolidated basis in conformity with GAAP.

     "Employee Benefit Plan" means any "employee benefit plan" as defined in ERISA (S)3(3), including, without limitation, any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), (d) Employee Welfare Benefit Plan or material fringe benefit plan or program, or (e) stock purchase, stock option, severance pay, employment, change-in-control, vacation pay, company awards, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance, or other employee benefit plan, contract, program, policy or other arrangement, whether or not subject to ERISA, under which any present or former employee of the Company or any of its Subsidiaries has any present or future right to benefits sponsored or maintained by the Parent, the Seller, the Company or any ERISA Affiliate or with respect to which the Company or any of its Subsidiaries otherwise has any present or future Liability.

     "Employee Pension Benefit Plan" has the meaning set forth in ERISA (S)3(2).

     "Employee Welfare Benefit Plan" has the meaning set forth in ERISA (S)3(1).

     "Environmental Claim" has the meaning set forth in (S)4(y)(i)(A) below.

     "Environmental Laws" has the meaning set forth in (S)4(y)(i)(B) below.

     "Environmental Permits" has the meaning set forth in (S)4(y)(ii)(A) below.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" means any entity which is a member of a "controlled group of corporations" with, under "common control" with or a member of an "affiliated services group" with, the Company or any of its Subsidiaries, as defined in
Section 414(b), (c), (m) or (o) of the Code.

     "Estimated Closing Working Capital" has the meaning set forth in (S)2(e)(i) below.

     "Filing" has the meaning set forth in (S)3(a)(ii) below.

     "Financial Statements" has the meaning set forth in (S)4(f) below.

     "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     "Governmental Authority" means any federal, state, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, court, tribunal, arbitrator or arbitral body.

     "Governmental Permits" has the meaning specified in (S)4(u)(i).

     "Guaranties" has the meaning set forth in (S)5(i) below.

     "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Hazardous Materials" has the meaning set forth in (S)4(y)(i)(C) below.

     "Holdings" has the meaning set forth in the preface above.

     "Income Tax" means any Tax based upon, measured by, or calculated with respect to income or profits (including any capital gains Tax, minimum Tax and any Tax on items of Tax preference, but not including sales, use, real or personal property, gross receipts, transfer Taxes or similar Taxes).

     "Increase Amount" has the meaning set forth in (S)2(e)(iv) below.

     "Indemnified Party" has the meaning set forth in (S)8(d)(i) below.

     "Indemnifying Party" has the meaning set forth in (S)8(d)(i) below.

     "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all curriculum, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

     "Interim Adjustment" has the meaning set forth in (S)2(e)(i) below.

     "Knowledge of the Parent, the Seller and the Company" means the actual knowledge of any of the following persons: Jeff Wheatley, Peter Van Veen, John Rosen, Karen Gard, Paul Tosetti, Garner Pruitt, Matt Mitchell, Beverly O'Connell, Annette Heng, Deborah Dumont and Marcy Suntken.

     "Liability" means any liability (whether known or unknown, whether asserted 0or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

     "Leased Real Property" has the meaning set forth in (S)4(l)(ii) below.

     "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

     "Most Recent Financial Statements" has the meaning set forth in (S)4(f) below.

     "Most Recent Fiscal Month End" has the meaning set forth in (S)4(f) below.

     "Most Recent Fiscal Year End" has the meaning set forth in (S)4(f) below.

     "Multiemployer Plan" has the meaning set forth in ERISA (S)3(37).

     "Note" has the meaning set forth in (S)2(b) below.

     "Ordinary Course of Business" means the ordinary course of business consistent with past practice.

     "Owned Real Property" has the meaning set forth in (S)4(l)(i) below.

     "Parent" has the meaning set forth in the preface above.

     "Parent Returns" has the meaning set forth in (S)9(d)(i) below.

     "Parties" has the meaning set forth in the preface above.

     "Party" has the meaning set forth in the preface above.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     "Prohibited Names and Marks" has the meaning set forth in (S)6(f) below.

     "Purchase Price" has the meaning set forth in (S)2(b) below.

     "Real Property" has the meaning set forth in (S)4(l)(ii) below.

     "Records" has the meaning set forth in (S)6(a) below.

     "Release" has the meaning set forth in (S)4(y)(i)(D) below.

     "Reportable Event" has the meaning set forth in ERISA (S)4043.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes and installments of special assessments not yet due and payable or being contested in good faith subject to reserves for contested Taxes or assessments in accordance with GAAP, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens and encumbrances arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     "Seller" has the meaning set forth in the preface above.

     "Seller Indemnified Party" has the meaning set forth in (S)8(c)(i) below.

     "Seller Indemnified Parties" has the meaning set forth in (S)8(c)(i) below.

     "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

     "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code (S)59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, business, occupancy or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     "Tax Authority" shall mean any domestic, foreign, federal, national, state, provincial, county or municipal or other local government, and subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "Third Party Claim" has the meaning set forth in (S)8(d)(i) below.

     "Transaction Claims" has the meaning set forth in (S)11(p)(i) below.

     "WARN Act" has the meaning set forth in (S)4(v)(ix) below.

     "Warrant" has the meaning set forth in (S)2(d)(ii) below.

     "Working Capital" means current assets minus current liabilities determined in accordance with GAAP (except that Income Tax assets (including deferred tax assets) and Income Tax liabilities (including deferred tax liabilities) will be excluded) consistent with the Company's past practice, as set forth on Exhibit A hereto.

     "Working Capital Adjustment Amount" has the meaning as set forth in
(S)2(e)(iv) below.

     2.   Purchase and Sale of Company Shares.

          (a) Basic Transaction. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell to the Buyer, all of the Company Shares for the consideration specified below in this (S)2. On and subject to the terms and conditions of this Agreement, Parent agrees to take all actions necessary to cause Seller to sell the Company Shares to the Buyer. On and subject to the terms and conditions of this Agreement, Holdings agrees to take all actions necessary to cause the Buyer to purchase the Company Shares from the Seller.

          (b) Purchase Price. The aggregate purchase price for the Company Shares shall be (i) Two Hundred Sixty-Five Million Dollars ($265,000,000) (the "Base Price"), payable at the Closing by delivery (A) by Holdings of its promissory note (the "Note") in the aggregate principal amount of $40,000,000 substantially in the form attached as Exhibit B hereto and (B) by the Buyer of $225,000,000 in cash, plus (ii) the Working Capital Adjustment Amount (which may be positive or negative) determined in accordance with Section 2(e) (the "Purchase Price").

          (c) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Maron & Sandler in Los Angeles, California, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties shall take at the Closing itself) or such other date as the Buyer and the Parent and the Seller may mutually determine (the "Closing Date").

          (d)  Closing Obligations.

               (i) At the Closing, the Parent and the Seller shall deliver to the Buyer (A) stock certificates representing all of the Company Shares, endorsed in blank or accompanied by duly executed assignment documents, and (B) the various certificates, instruments, and documents referred to in (S)7(a) below.

               (ii) At the Closing, Holdings shall deliver to the Seller (A) the Note and (B) a warrant to purchase shares of Holdings common stock substantially in the form attached as Exhibit C hereto (the "Warrant"), and the Buyer shall deliver to the Seller (A) Two Hundred Twenty-Five Million Dollars ($225,000,000) by wire transfer of immediately available funds to accounts specified by the Seller, and
          (B) the various certificates, instruments, and documents referred to in (S)7(b) below.

          (e)  Purchase Price Adjustment.

               (i) Interim Working Capital Adjustment. Not later than ten (10) days after the Closing Date, the Parent and the Seller shall deliver to Buyer their good faith estimate of the Working Capital of the Company as of the Closing Date (the "Estimated Closing Working Capital"), together with a reasonably detailed explanation of the calculation thereof. If Estimated Closing Working Capital is greater than negative $28,600,000 (e.g., negative $27,000,000), then within five (5) days after such delivery, the Buyer shall pay to the Seller the amount of such difference in cash. If Estimated Closing Working Capital is less than negative $30,600,000 (e.g., negative $31,000,000), then within five (5) days after such delivery, the Seller shall pay to the Buyer the amount of such difference in cash. Any payment made pursuant to this(S)2(e)(i) is referred to as the "Interim Adjustment." As examples of the operation of this (S) 2(e)(i): (i) if Estimated Closing Working Capital is negative $25,600,000, the Buyer would be required to pay the Seller $3,000,000 as an Interim Adjustment; and (ii) if Estimated Closing Working Capital is negative $33,600,000, the Seller would be required to pay the Buyer $3,000,000 as an Interim Adjustment.

               (ii) Closing Balance Sheet. As soon as reasonably practicable following the Closing Date, and in any event within sixty (60) days thereafter, the Buyer shall prepare and deliver to the Parent and the Seller (i) a consolidated balance sheet of the Company and its Subsidiaries as of the Closing Date (the "Closing Balance Sheet") and
          (ii) a calculation of the Working Capital as reflected on the Closing Balance Sheet (the "Closing Working Capital"). The Closing Balance Sheet shall be prepared in accordance with GAAP and on a basis consistent with the preparation of the Most Recent Balance Sheet.

               (iii) Disputes. Upon delivery of the Closing Balance Sheet, the Company and the Buyer shall provide to the Parent and the Seller and the Parent's and the Seller's accountants full access to the Books and Records of the Company and its Subsidiaries, to the extent reasonably related to a review of the Closing Balance Sheet and the calculation of the Closing Working Capital. If the Parent and the Seller disagree with the calculation of the Closing Working Capital or any element of the Closing Balance Sheet relevant thereto, they shall notify Buyer of such disagreement in writing within forty-five (45) days after receipt of the Closing Balance Sheet, which notice shall set forth in detail the particulars of such disagreement. In the event that the Parent or the Seller does not provide such a notice of disagreement within such forty-five (45) day period, the Parent and the Seller shall be deemed to have accepted the Closing Balance Sheet and the calculation of the Closing Working Capital delivered by the Buyer, which shall be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided by the Parent or the Seller, the Buyer and the Parent and the Seller shall use their commercially reasonable efforts for a period of forty-five (45) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculation of the Closing Working Capital. If, at the end of such period, they are unable to resolve such disagreements, then PricewaterhouseCoopers LLP (or such other independent accounting firm of recognized national or regional standing as may be mutually selected by the Buyer and the Parent and the Seller) (the "Accounting Arbitrator") shall resolve any remaining disagreements. The Accounting Arbitrator shall determine as promptly as practicable, but in any event within forty-five (45) days of the date on which such dispute is referred to the Accounting Arbitrator, based solely on written submissions forwarded by the Buyer and the Parent and the Seller to the Accounting Arbitrator within ten (10) days following the Accounting Arbitrator's selection, whether or not the calculation of the Closing Working Capital was prepared in accordance with the standards set forth in this(S)2(e) and (only with respect to the remaining disagreements submitted to the Accounting Arbitrator) whether and to what extent (if any) the Closing Working Capital determination requires adjustment. The Accounting Arbitrator shall allocate its costs and expenses between the Buyer and the Seller based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. In acting hereunder, the Accounting Arbitrator shall be entitled to the privileges and immunities of arbitrators. The determination of the Accounting Arbitrator shall be final, conclusive and binding on the parties. The date on which the Closing Working Capital is finally determined in accordance with this(S)2(e) is referred to as the "Determination Date."

               (iv) Payment. The "Working Capital Adjustment Amount," which may be positive or negative, shall mean, as applicable (i) if no Interim Adjustment was made pursuant to(S)2(e)(i), the difference between the Closing Working Capital and the Base Working Capital, (ii) if the Buyer paid the Seller an Interim Adjustment pursuant to(S)2(e)(i), the difference between (A) the Closing Working Capital less the Interim Adjustment and (B) the Base Working Capital, or (iii) if the Seller paid the Buyer an Interim Adjustment pursuant to(S)2(e)(i), the difference between (A) the Closing Working Capital plus the Interim Adjustment, and (B) the Base Working Capital. The "Base Working Capital" shall be negative $29,600,000. If the Closing Working Capital (as adjusted for an Interim Adjustment, as applicable, as provided above) is greater than the Base Working Capital (such difference, the "Increase Amount"), then within five (5) days after the Determination Date, the Buyer shall pay to the Seller an amount equal to the Increase Amount, together with interest thereon calculated from the Closing Date to the date of payment at the Applicable Rate. If the Base Working Capital is greater than the Closing Working Capital (as adjusted for an Interim Adjustment, as applicable, as provided above) (such difference, the "Deficit Amount"), then within five (5) days after the Determination Date the Parent and Seller shall pay to the Buyer an amount equal to the Deficit Amount, together with interest thereon calculated from the Closing Date to the date of payment at the Applicable Rate. As examples of the operation of this(S) 2(e)(i): (i) if no Interim Adjustment was made and if Closing Working Capital is negative $27,600,000, then the Buyer shall pay the Seller $2,000,000 as the Increase Amount; (ii) if no Interim Adjustment was made and if Closing Working Capital is negative $31,600,000, then the Seller shall pay the Buyer $2,000,000 as the Deficit Amount; (iii) if the Buyer paid the Seller an Interim Adjustment of $1,000,000 pursuant to(S)2(e)(i) and if Closing Working Capital is negative $27,600,000, then the Buyer shall pay the Seller $1,000,000 as the Increase Amount; (iv) if the Buyer paid the Seller an Interim Adjustment of $2,000,000 pursuant to(S)2(e)(i) and if Closing Working Capital is negative $29,600,000, then the Seller shall pay the Buyer $2,000,000 as the Deficit Amount;
          (v) if the Seller paid the Buyer an Interim Adjustment of $2,000,000 pursuant to(S)2(e)(i) and if Closing Working Capital is negative $32,600,000, then the Seller shall pay the Buyer $1,000,000 as the Deficit Amount; and (vi) if the Seller paid the Buyer an Interim Adjustment of $1,000,000 pursuant to(S)2(e)(i) and if Closing Working Capital is negative $28,600,000, then Buyer shall pay the Seller $2,000,000 as the Increase Amount.

     3.   Representations and Warranties Concerning the Transaction.

          (a) Representations and Warranties of the Parent and the Seller. The Parent and the Seller represent and warrant to the Buyer, except as set forth in the Disclosure Schedule, as follows:

               (i) Organization of the Parent and the Seller. Each of the Parent and the Seller is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

               (ii) Authorization of Transaction. Each of the Parent, the Seller and the Company has full corporate power and authority to execute and deliver this

          Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each of the Parent, the Seller and the Company, enforceable in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, and general equitable principles (whether considered in a proceeding in equity or at law). Each of the Parent, the Seller and the Company need not give any notice to, make any filing with (each, a "Filing"), or obtain any authorization, consent, or approval (each, a "Consent") of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, other than non-material Consents and Filings the failure of which to obtain or make would not reasonably be expected to materially impair or materially delay the ability of the Parent or Seller to effect the Closing.

               (iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will, subject to obtaining or making the Consents or Filings, as the case may be, as set forth on the Disclosure Schedule, (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Parent or the Seller is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Parent or the Seller is a party or by which it is bound or to which any of its assets is subject, except to the extent that any such events would not reasonably be expected to materially impair or materially delay the ability of the Parent or the Seller to effect the Closing.

               (iv) Company Shares. The Seller holds of record and owns beneficially all of the Company Shares, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Security Interests (without regard to any exclusions in such defined term), options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Each of the Parent and the Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Parent or the Seller to sell, transfer, or otherwise dispose of any capital stock of the Company (other than this Agreement). Each of the Parent and the Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company.

          (b) Representations and Warranties of Holdings and the Buyer. Holdings and the Buyer represent and warrant to the Parent and the Seller, except as set forth in the Disclosure Schedule, as follows:

               (i) Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

               (ii) Authorization of Transaction. The Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. The Buyer need not give any notice to, make any Filing with, or obtain any Consent of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, other than non-material Consents and Filings the failure of which to obtain or make would not reasonably be expected to materially impair or materially delay the ability of the Buyer to effect the Closing.

               (iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, shall, subject to obtaining or making of any consents or filings, as the case may be, as set forth on the Disclosure Schedule,
          (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject, except to the extent that any such events would not reasonably be expected to materially impair or materially delay the ability of the Buyer to effect the Closing.

               (iv) Investment. The Buyer is not acquiring the Company Shares with a view to or for sale in connection with any distribution thereof in violation of the Securities Act.

               (v) Sufficient Funds. The Commitment Letter has been executed \ and delivered by BNP Paribas, is in full force and effect and has not been cancelled or revoked. Pursuant to the Commitment Letter, all commitment fees and other amounts required to be paid prior to the date hereof pursuant to the Commitment Letter have been paid. To the knowledge of Holdings and the Buyer, none of the conditions to the Lender's obligations to fund cannot be met on or before the Closing Date. Subject to receipt of the financing under the senior secured credit facilities contemplated by the Commitment Letter, the Buyer will have available on the Closing Date sufficient funds to consummate the purchase of the Company Shares from the Seller under this Agreement.

               (vi) Financial Statements. The Buyer has delivered to the Seller copies of the audited divisional combined balance sheets of the Children's Discovery Centers division of the Buyer (the "Division") as of December 31, 2000 and 2001, together with the related audited divisional combined statements of income, retained earnings and cash flows for the years then ended, reported on without qualification by the Buyer's independent certified public accountants (the "Buyer Financial Statements"). The Buyer Financial Statements have been prepared in accordance with GAAP (except as otherwise provided in the Buyer Financial Statements and the notes thereto) applied on a consistent basis throughout the periods covered thereby and present fairly, in all material respects, the financial position of the Division as of such dates and the results of operations of the Division for such periods.

               (vii) No Other Representations. Notwithstanding anything contained in this (S)3 or any other provision of this Agreement, it is the explicit intent of all the Parties hereto that neither Holdings nor the Buyer is making any representation or warranty whatsoever, express or implied, except those of Holdings and the Buyer, as the case may be, set forth in (S)3 hereof. Without limiting the generality of the foregoing, the Parent and the Seller acknowledge and agree that neither Holdings nor the Buyer makes any representation or warranty to the Parent or the Seller with respect to any projections, estimates or budgets heretofore delivered to or made available to the Parent or the Seller of future revenues, expenses or expenditures or future results of operations.

     4. Representations and Warranties Concerning the Company and its Subsidiaries. Each of the Parent, the Seller and the Company represents and warrants as follows, except as set forth in the Disclosure Schedule:

          (a) Organization, Qualification, and Corporate Power. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of the Company and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. (S)4(a) of the Disclosure Schedule lists each such jurisdiction in which each of the Company and its Subsidiaries is duly authorized to conduct business. Each of the Company and its Subsidiaries has full corporate power and authority and all material licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. (S)4(a) of the Disclosure Schedule lists the directors and officers of each of the Company and its Subsidiaries. The Parent, the Seller and the Company have delivered to the Buyer correct and complete copies of the charter and bylaws of each of the Company and its Subsidiaries (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of each of the Company and its Subsidiaries are correct and complete in all material respects. None of the Company and its Subsidiaries is in default under or in violation of any provision of its charter or bylaws.

          (b) Capitalization. The entire authorized capital stock of the Company consists of 1,000 Company Shares, of which 1,000 Company Shares are issued and outstanding and no Company Shares are held in treasury. All of the issued and outstanding Company Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the Seller as set forth in (S)4(b) of the Disclosure Schedule. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company.

          (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will, subject to making or obtaining the Consents and Filings, as the case may be, as set forth in (S)4(c) of the Disclosure Schedule, (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of the Company and its Subsidiaries is subject or any provision of the charter or bylaws of any of the Company and its Subsidiaries or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any real property lease or any material agreement, contract, lease (other than a real property lease), license, instrument, or other arrangement to which any of the Company and its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). None of the Company and its Subsidiaries needs to make any Filing or obtain any Consent of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

          (d) Title to Assets. Except as provided in (S)4(k) below with respect to Real Property, each of the Company and its Subsidiaries has good and valid title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

          (e) Subsidiaries. (S)4(e) of the Disclosure Schedule sets forth for each Subsidiary of the Company (i) its name and jurisdiction of organization,
(ii) the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock or other equity interests, as the case may be, the names of the holders thereof, and the number of shares or other equity interests, as the case may be, held by each such holder, and (iv) the number of shares of its capital stock held in treasury. All of the issued and outstanding shares of capital stock of each Subsidiary of the Company have been duly authorized and are validly issued, fully paid, and nonassessable. One of the Company and its Subsidiaries holds of record and owns beneficially all of the outstanding shares or other equity interests of each Subsidiary of the Company, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Security Interests (without regard to any exclusions in such defined term), options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of the Company and its Subsidiaries to sell, transfer, or otherwise dispose of any capital stock or other equity interests of any of its Subsidiaries or that could require any Subsidiary of the Company to issue, sell, or otherwise cause to become outstanding any of its own capital stock or other equity interests. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any Subsidiary of the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock or other equity interests of any Subsidiary of the Company. None of the Company and its Subsidiaries controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association, which is not a Subsidiary of the Company.

          (f) Financial Statements. Attached hereto as Exhibit A are the following financial statements (collectively the "Financial Statements"): (i) audited consolidated balance sheets as of September 27, 2002 and September 28, 2001, and related statements of income, changes in stockholders' equity, and cash flows for the fiscal years ended September 29, 2000, September 28, 2001, and September 27, 2002 (the "Most Recent Fiscal Year End") for the Company and its Subsidiaries; and (ii) an unaudited consolidated balance sheet and related statements of income, changes in stockholders' equity, and cash flows (the "Most Recent Financial Statements") as of and for the three months ended December 27, 2002 (the "Most Recent Fiscal Month End") for the Company and its Subsidiaries. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP (except as otherwise provided in the Financial Statements and the notes thereto, and in the case of the unaudited financial statements, except for the absence of footnotes and subject to normal year-end adjustments) applied on a consistent basis throughout the periods covered thereby (unless otherwise disclosed in the notes to the Financial Statements), present fairly in all material respects the financial position of the Company and its Subsidiaries as of such dates and the results of operations of the Company and its Subsidiaries for such periods and have been prepared from the accounting books and records of the Company and its Subsidiaries.

          (g) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End to the date of this Agreement, there has not been any material adverse change in the business, financial condition, operations or results of operations of the Company and its Subsidiaries, taken as a whole. Without limiting the generality of the foregoing, since the Most Recent Fiscal Year End to the date of this Agreement (with respect to the representation made upon execution of this Agreement) and to the Closing Date (with respect to the representation made at the Closing):

               (i) none of the Company and its Subsidiaries has sold, leased, transferred, or assigned any of its assets other than in the Ordinary Course of Business;

               (ii) none of the Company and its Subsidiaries has entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $100,000 or outside the Ordinary Course of Business;

               (iii) None of the Company and its Subsidiaries has, and to the Knowledge of the Parent, the Seller and the Company no other party has, accelerated, terminated, modified or cancelled in writing any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $100,000 or outside the Ordinary Course of Business, to which any of the Company and its Subsidiaries is a party or by which any of them is bound;

               (iv) none of the Company and its Subsidiaries has imposed any Security Interest upon any of its assets;

               (v) none of the Company and its Subsidiaries has made any capital expenditure (or series of related capital expenditures) either involving more than $100,000 or outside the Ordinary Course of Business;

               (vi) none of the Company and its Subsidiaries has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $100,000 or outside the Ordinary Course of Business;

               (vii) none of the Company and its Subsidiaries has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $100,000;

               (viii) none of the Company and its Subsidiaries has materially delayed or postponed the payment of accounts payable and other liabilities outside the Ordinary Course of Business;

               (ix) none of the Company and its Subsidiaries has cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $100,000 or outside the Ordinary Course of Business;

               (x) none of the Company and its Subsidiaries has granted any license or sublicense of any rights under or with respect to any material Intellectual Property;

               (xi) there has been no change made or authorized in the charter or bylaws of any of the Company and its Subsidiaries;

               (xii) none of the Company and its Subsidiaries has issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

               (xiii) none of the Company and its Subsidiaries has declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

               (xiv) none of the Company and its Subsidiaries has experienced any damage, destruction, or loss to its property in excess of $100,000 that is not covered by insurance;

               (xv) none of the Company and its Subsidiaries has made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

               (xvi) none of the Company and its Subsidiaries has entered into any collective bargaining agreement or material employment contract or modified the terms of any existing such contract or agreement;

               (xvii) none of the Company and its Subsidiaries has granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

               (xviii) none of the Company and its Subsidiaries has adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other similar plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan) outside of the Ordinary Course of Business;

               (xix) none of the Company and its Subsidiaries has made any other material change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

               (xx) none of the Company and its Subsidiaries has made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business; and

               (xxi) none of the Company and its Subsidiaries has committed to any of the foregoing.

          (h) Undisclosed Liabilities. None of the Company and its Subsidiaries has any Liability, except for (i) liabilities reflected or reserved against in the Most Recent Balance Sheet (or described in any notes thereto or in the notes to the balance sheet for the Most Recent Fiscal Year End), and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business.

          (i) Legal Compliance. Each of the Company and its Subsidiaries has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state and local governments (and all agencies thereof), and none of the Company or its Subsidiaries has received written notice that any material action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

          (j)  Tax Matters.

               (i) Each of the Company and its Subsidiaries has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes with respect to items or periods covered by such Tax Returns and shown to be owing by any of the Company and its Subsidiaries on any such Tax Returns have been paid other than those being contested in good faith through appropriate proceedings and for which appropriate reserves have been established. There are no liens on any of the assets of any of the Company and its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax other than liens for Taxes not yet due or payable or for Taxes that the Company or its Subsidiaries are contesting in good faith through appropriate proceedings and for which appropriate reserves have been established.

               (ii) Each of the Company and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

               (iii) There is no dispute or claim concerning any material Tax liability of any of the Company and its Subsidiaries claimed or raised by any authority in writing. The Parent, the Seller and the Company have delivered to the Buyer correct and complete copies of all the examination reports and statements of deficiencies assessed against or agreed to by any of the Company and its Subsidiaries since January 1, 1999.

               (iv) None of the Company and its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

               (v) None of the Company and its Subsidiaries has filed a consent under Code(S)341(f) concerning collapsible corporations. None of the Company and its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code(S)280G. None of the Company and its Subsidiaries is a party to any Tax allocation or sharing agreement. None of the Company and its Subsidiaries (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Parent) or (B) has any liability for the Taxes of any Person (other than any of the Company and its Subsidiaries and the affiliated group the common parent of which is the Parent) under Reg.(S)1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

               (vi) (S)4(j) of the Disclosure Schedule sets forth the following information with respect to each of the Company and its Subsidiaries (or, in the case of clause (B) below, with respect to each of the Subsidiaries) as of the most recent practicable date: (A) the basis of the Company or Subsidiary in its assets; (B) the basis of the stockholder(s) of the Subsidiary in its stock; (C) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Company or Subsidiary; and
          (D) the amount of earnings and profits of the Company and its Subsidiaries.

               (vii) The unpaid Income Taxes of the Company and its Subsidiaries
          (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Income Tax Liability (rather than any reserve for deferred Income Taxes established to reflect timing differences between book and Income Tax income) set forth on the face of the Most Recent Balance Sheet (or in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past practice of the Company and its Subsidiaries in filing their Income Tax Returns.

          (k)  Real Property.

               (i) (S)4(k)(i) of the Disclosure Schedule lists all real property that any of the Company and its Subsidiaries owns (collectively, the "Owned Real Property"). With respect to each such parcel of Owned Real Property:

                     (A) the identified owner has good and valid title to the parcel of real property, free and clear of any Security Interest, easement, covenant, or other restriction, except for (I) such as are disclosed in the Financial Statements (or the notes thereto) or securing debt reflected as a liability on the Most Recent Balance Sheet (or the notes thereto), and (II) (a) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the Ordinary Course of Business for amounts not yet due or which are being contested in good faith by appropriate proceedings, (b) liens for Taxes and other government charges which are not due and payable or which may thereafter be paid without penalty or which are being contested in good faith by appropriate proceedings (subject to an appropriate reserve therefor), and (c) imperfections of title, recorded easements, covenants, and other restrictions or encumbrances, if any, including those reflected in title reports or title commitments delivered to the Buyer, and in any case which do not, individually or in the aggregate, materially impair the value or continued use and operation of the specific assets to which they relate;

                     (B) there are no pending or, to the Knowledge of the Parent, the Seller and the Company, threatened condemnation proceedings or material lawsuits, or administrative actions relating to the Owned Real Property;

                     (C) all facilities located on the Owned Real Property have received all material approvals of any Governmental Authority (including licenses and permits) required in connection with the ownership or operation thereof, are in good condition and repair (subject to normal wear and tear given the use and age of the facility) and have been operated and maintained in all material respects in accordance with applicable laws, rules and regulations;

                     (D) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Owned Real Property, except for any entered into in the Ordinary Course of Business that do not materially interfere with the operation of the Company's business at such facility;

                     (E) there are no outstanding options or rights of first refusal to purchase any parcel of Owned Real Property, or any portion thereof or interest therein; and

                     (F) there are no parties (other than the Company and its Subsidiaries) in possession of the parcel of real property, other than tenants under any leases disclosed in (S)4(k)(i) of the Disclosure Schedule who are in possession of space to which they are entitled and others who have been granted possession in the Ordinary Course of Business and who do not materially interfere with the operation of the Company's business at such facility; and

                     (G) all facilities located on the Owned Real Property are supplied with utilities and other services sufficient for the operation of such facilities in the Ordinary Course of Business, including gas, electricity, water, telephone and sanitary sewer, where applicable.

               (ii) (S)4(k)(ii) of the Disclosure Schedule lists all real property leased or subleased to any of the Company and its Subsidiaries (the "Leased Real Property"; together with the Owned Real Property, collectively, the "Real Property"). The Parent, the Seller and the Company have delivered to the Buyer correct and complete copies of the leases and subleases listed in (S)4(k)(ii) of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in (S)4(k)(ii) of the Disclosure Schedule:

                     (A) the lease or sublease is legal, valid, binding and enforceable against the Company and to the Knowledge of the Parent, the Seller and the Company against each other party thereto, and in full force and effect;

                     (B) none of the Company and its Subsidiaries is in breach or default in any material respect under any such lease or sublease, and no event has occurred under any such lease or sublease which, with notice or lapse of time, would constitute a breach or default in any material respect, thereunder, or permit termination, modification, or acceleration thereof;

                     (C) none of the Company and its Subsidiaries has (i) repudiated any provision of the lease or sublease or (ii) received written notice from any other party to the lease or sublease of repudiation of any provision thereof;

                     (D) there are no material disputes, oral agreements, or forbearance agreements in effect as to the lease or sublease;

                     (E) none of the Company and its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold estate created by any such lease or sublease;

                     (F) all facilities leased or subleased thereunder have received all material approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof, are in good condition and repair (subject to normal wear and tear given the use and age of the facility) and have been operated and maintained in all material respects in accordance with applicable laws, rules and regulations; and

                     (G) all facilities leased or subleased thereunder are supplied with utilities and other services sufficient for the operation of said facilities in the Ordinary Course of Business.

          (l)  Intellectual Property.

               (i) Other than the name "ARAMARK" and derivations thereof, the Company and its Subsidiaries own or have the right to use all material Intellectual Property necessary for the operation of the businesses of the Company and its Subsidiaries as presently conducted. Each of the Company and its Subsidiaries has taken reasonably appropriate measures to maintain and protect the Intellectual Property that it owns or uses. None of the Company or any of its Subsidiaries use any Prohibited Names and Marks in the operation of its business as presently conducted.

               (ii) None of the Company and its Subsidiaries has received written notice that it is infringing upon, misappropriating, or otherwise violating the Intellectual Property rights of third parties, and none of the Parent, the Seller, the Company and its Subsidiaries has received any written charge, complaint, claim, demand, or notice alleging that any of the Company or its Subsidiaries is infringing, misappropriating, or violating (including any claim that any of the Company and its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party) any Intellectual Property rights of third parties. To the Knowledge of the Parent, the Seller and the Company, no third party is infringing upon, misappropriating, or otherwise violating any Intellectual Property rights of any of the Company and its Subsidiaries.

               (iii) No patents or registrations have been issued to any of the Company and its Subsidiaries with respect to any of its Intellectual Property. (S)4(l) of the Disclosure Schedule identifies each material license, agreement, or other permission which any of the Company and its Subsidiaries has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). (S)4(l)(iii) of the Disclosure Schedule also identifies each material trade name or trademark (registered or unregistered) used by any of the Company and its Subsidiaries in connection with any of its businesses. With respect to each item of registered Intellectual Property identified in
          (S)4(l)(iii) of the Disclosure Schedule:

                     (A) the Company and its Subsidiaries possess all right, title, and interest in and to the item, free and clear of any Security Interest;

                     (B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge against the Company or any of its Subsidiaries;

                     (C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Parent, the Seller and the Company, is threatened which challenges the legality, validity or enforceability of the item or the use or ownership of the item by the Company and its Subsidiaries.

               (iv) (S)4(l)(iv) of the Disclosure Schedule identifies each material license, sublicense or agreement to use Intellectual Property granted by any third party and that any of the Company and its Subsidiaries uses. With respect to each such license, sublicense or agreement identified in (S)4(l)(iv) of the Disclosure Schedule:

                     (A) such license, sublicense or agreement is in full force and effect and is legal, valid, binding, enforceable against the Company or its Subsidiaries, as applicable, and, to the Knowledge of the Parent, the Seller and the Company, is legal, valid and binding against the other party thereto;

                     (B) none of the Company and its Subsidiaries is, and to the Knowledge of the Parent, the Seller and the Company, no other party is, in breach or default in any material respect under any such license, sublicense or agreement, and no event has occurred which with notice or lapse of time would constitute a breach or default in any material respect;

                     (C) none of the Company and its Subsidiaries has (i) repudiated any provision of the license, sublicense or agreement or (ii) received written notice from any other party to such license, sublicense or agreement of repudiation of any provision thereof;

                     (D) to the Knowledge of the Parent, the Seller and the Company, the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                     (E) to the Knowledge of the Parent, the Seller and the Company, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                     (F) none of the Company and its Subsidiaries has granted any sublicense or similar right (other than to the Company and its Subsidiaries) with respect to the license, sublicense, agreement, or permission.

          (m) Tangible Assets. Each tangible asset owned, leased, licensed or used by the Company and its Subsidiaries has been maintained in accordance with normal industry practice and is in good operating condition and repair (subject to normal wear and tear given the use and age of such asset).

          (n) Capital Expenditures. (S)4(n) of the Disclosure Schedule lists all of the capital expenditures in excess of $100,000 (either individually or as part of a related project) of the Company and its Subsidiaries made during the Most Recent Fiscal Year and the total capital expenditure budget for the Most Recent Fiscal Year. All of the capital expenditures listed on (S)4(n) of the Disclosure Schedule that were made in the Most Recent Fiscal Year have been paid in full. (S)4(n) of the Disclosure Schedule also lists (i) all budgeted (by category) capital expenditures in excess of $100,000 (either individually or as part of a related project) of the Company and its Subsidiaries for the fiscal year ending September 2003, (ii) the actual expenditures through December 2002 (which shall be updated at the Closing through the most recent practicable fiscal month end) on such 2003 budgeted amounts, and (iii) a schedule of planned expenditures on such 2003 budgeted items for the balance of the fiscal year.

          (o) Contracts. (S)4(o) of the Disclosure Schedule lists the following contracts and other agreements to which any of the Company and its Subsidiaries is a party and which is in effect or by which any of the Company and its Subsidiaries is otherwise bound;

               (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $50,000 per annum;

               (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year (and which is not cancelable within one year) and involves consideration in excess of $100,000 in any year;

               (iii) any agreement concerning a partnership or joint venture;

               (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, any capitalized lease obligation, or any agreement under which it has imposed a Security Interest on any of its assets;

               (v) any agreement concerning noncompetition or material agreement concerning confidentiality;

               (vi) any agreement with any of the Parent and the Seller and their Affiliates (other than the Company and its Subsidiaries);

               (vii) any collective bargaining agreement or similar written agreement with any labor organization, or written work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or its Subsidiaries;

               (viii) any consulting agreement providing annual compensation in excess of $100,000 or providing severance benefits; and

               (ix) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business.

     The Parent, the Seller and the Company have delivered to the Buyer a correct and complete copy of each written agreement listed in (S)4(o) of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in (S)4(o) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding and enforceable against the Company, and to the Knowledge of the Parent, the Seller and the Company, the agreement is legal, valid and binding against the other party thereto; (B) none of the Company and its Subsidiaries, and to the Knowledge of the Parent, the Seller and the Company no other party thereto, is in breach or default in any material respect, and no event has occurred which with notice or lapse of time would constitute a breach or default in any material respect, or permit termination, modification, or acceleration, under the agreement; and (C) no party has given written notice that it has repudiated any provision of the agreement.

          (p) Notes and Accounts Receivable. All notes and accounts receivable of the Company and its Subsidiaries have arisen from bona fide transactions by the Company or the relevant Subsidiary in the Ordinary Course of Business, are reflected properly on their books and records, and are valid receivables subject to no valid setoffs or counterclaims.

          (q) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of any of the Company and its Subsidiaries, other than pursuant to leases for the Leased Real Property.

          (r) Insurance. The Parent, the Seller or the Company and its Subsidiaries currently maintain policies of fire and extended coverage and casualty, liability and other forms of insurance in such amounts and against such risks and losses, including such levels of self-insured retention, as are in the judgment of the Company prudent and shall use commercially reasonable efforts to keep such insurance or comparable insurance in full force and effect through the Closing Date. Copies of all such policies have been made available to the Buyer.

          (s) Litigation. (S)4(s) of the Disclosure Schedule sets forth each instance in which any of the Company and its Subsidiaries (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of the Parent, the Seller and the Company, is threatened to be made a party to any material action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. With respect to each legal proceeding and claims matter listed or referred to on the Disclosure Schedule as being "Insured Litigation" or an "insured matter," subject to applicable deductibles (i) for physical damage to vehicles and (ii) relating to any employment practice matter that arose after February 15, 2003, all claims that have been made, or could be made, in such proceeding or matter against the Company or its Subsidiaries, employees or agents are, and will continue to be, fully covered by applicable insurance policies of the Parent or the Seller covering the Company and its Subsidiaries that do not require payment by the Company of any deductible, premium or other amount, and the Company and its Subsidiaries shall not suffer any Adverse Consequences resulting from or arising out of any such legal proceeding or claims matter.

          (t)  Licenses, Permits, Grants and Authorizations.

               (i) The Company and its Subsidiaries hold all material licenses, approvals, consents, franchises, authorizations, security clearances, grants or subsidies, and other permits of, or with, any Governmental Authority, including all material authorizations under Child Care Laws ("Governmental Permits") required to operate their respective businesses as presently conducted. Such Governmental Permits are valid and in full force and effect and there are no proceedings pending or, to the Knowledge of the Parent, the Seller and the Company, threatened that seek the revocation, cancellation, suspension or adverse modification thereof.

               (ii) The Company and its Subsidiaries are, and have been during the last two years, in material compliance with the terms and requirements of each Governmental Permit;

               (iii) No event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a material violation of or a failure to comply with any term or requirement of any Governmental Permit, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any material modification to, any Governmental Permit;

               (iv) Neither the Company nor any of its Subsidiaries has received, at any time during the past two years, any written notice or other written communication from any Governmental Authority or any other Person regarding (A) any actual, alleged, possible, or potential material violation of or failure to comply with any term or requirement of any Governmental Permit, or (B) any actual or proposed revocation, withdrawal, suspension, cancellation or termination of any Governmental Permit; and

               (v) All material applications required to have been filed for the renewal of the Governmental Permits have been duly filed on a timely basis with the appropriate Governmental Authority, and all other material filings required to have been made with respect to such Governmental Permit have been duly made on a timely basis with the appropriate Governmental Authority.

          (u)  Employees.

               (i) (S)4(u) of the Disclosure Schedule contains a complete and accurate list as of the date of this Agreement (which shall be updated at the Closing through the most recent reasonably practicable date) of the following information for each independent contractor, consultant or employee of the Company with annual compensation in excess of $100,000, including each such employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since September 27, 2002; vacation accrued and date of hire.(S)4(u) of the Disclosure Schedule also contains a complete and accurate list of the following information for each retired employee or retired director of the Company, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage and other benefits.

               (ii) To the Knowledge of the Parent, the Seller and the Company, no executive or group of employees acting together has notified the Parent, the Seller or the Company in writing that he or she has any plans to terminate employment with the Company or its Subsidiaries.

               (iii) The Company and its Subsidiaries have paid in full to, or in accordance with past practice accrued on behalf of, all Persons performing services for the Company and its Subsidiaries, all payments, wages, salaries, commissions, bonuses and other compensation earned for all services performed by such Persons, all vacation, profit-sharing and other benefits which have accrued through the date hereof for such Persons, and all amounts required to be reimbursed to such Persons for which appropriate reimbursement requests have been submitted.

               (iv) There is no labor strike, dispute, slowdown, work stoppage or lockout actually pending or, to the Knowledge of the Parent, the Seller and the Company, threatened against or affecting the Company or its Subsidiaries and, during the past five years, there has not been any such action.

               (v) To the Knowledge of the Parent, the Seller and the Company, there are no union claims to represent the employees of the Company or its Subsidiaries.

               (vi) None of the employees of the Company and its Subsidiaries are represented by any labor organization and to the Knowledge of the Parent, the

          Seller and the Company there are no current union organizing activities among the employees of the Company or its Subsidiaries and no question concerning representation of such employees exists.

               (vii) There are no written personnel policies, rules or procedures applicable to employees of the Company and its Subsidiaries generally, other than those set forth in the Disclosure Schedule, true, correct and complete copies of which have heretofore been delivered to the Buyer.

               (viii) There is no material unfair labor practice charge or complaint against the Company or its Subsidiaries pending or, to the Knowledge of the Parent, Seller and Company, threatened before the National Labor Relations Board or any other Governmental Authority.

               (ix) To the Knowledge of the Parent, Seller and Company, no material charges of discrimination or other material violation of equal employment laws with respect to or relating to the Company or its Subsidiaries are pending before the Equal Employment Opportunity Commission or any other Governmental Authority.

               (x) No Governmental Authority responsible for the enforcement of labor or employment Laws has informed the Parent, the Seller or the Company that it intends to conduct an investigation or compliance audit with respect to or relating to the Company or its Subsidiaries and no such investigation or compliance audit by any Government Authority is in progress.

               (xi) There are no pending or, to the Knowledge of the Parent, Seller and Company, threatened material wage and hour claims filed against the Company or its Subsidiaries with the United States Department of Labor or any other Governmental Authority.

               (xii) There are no pending material citations relating to the Company and its Subsidiaries filed by the Occupational Safety and Health Administration nor any other Governmental Authority and, to the Knowledge of the Parent, Seller and Company, there are no such threatened citations relating to the Company or its Subsidiaries.

               (xiii) There is no pending material investigation of, or material complaint pending against, the Company or its Subsidiaries by the Office of Federal Contract Compliance Programs or any other Governmental Authority and, to the Knowledge of the Parent, Seller and Company, there are no such threatened investigations or complaints; and

               (xiv) There are no material complaints, controversies, lawsuits or other proceedings pending or, to the Knowledge of the Parent, Seller and Company, overtly threatened that allege breach or violation of any express or implied contract of employment, any law governing employment or the termination thereof, or alleging any other discriminatory, wrongful, unlawful or tortuous conduct in connection with the employment relationship asserted by or on behalf of any employees of the Company or its Subsidiaries.

               (xv) Subject to applicable law, all employees of the Company and its Subsidiaries may be terminated by the Company or its Subsidiaries at any time with or without cause and without any severance or other obligation of or Liability to the Company or its Subsidiaries. Since January 1, 2000 the Company and its Subsidiaries have not compensated any workers performing services to the Company or its Subsidiaries as independent contractors. The Company and its Subsidiaries have properly characterized as independent contractors the individuals listed on (S)4(u) of the Disclosure Schedule using the applicable rules and regulations of the Internal Revenue Service.

               (xvi) The Company and its Subsidiaries have not since January 1, 2000 effectuated (i) a "plant closing" (as defined in the Worker Adjustment and Retraining Notification Act of 1988 ("WARN Act")) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or (ii) a "mass layoff" (as defined by the WARN Act) affecting any site of employment or facility of the Company except in compliance with the WARN Act. The Company and its Subsidiaries shall not take any action prior to the Closing which could result in any obligation or liability being imposed on the Company or its Subsidiaries under the WARN Act except in compliance with the WARN Act.

          (v)  Employee Benefits.

               (i) (S)4(v) of the Disclosure Schedule lists each Employee Benefit Plan.

               (ii) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been operated and maintained in all material respects in accordance with its terms and the applicable requirements of ERISA, the Code, and other applicable laws;

               (iii) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's, and Summary Plan Descriptions and Summaries of Material Modifications) have been filed or distributed appropriately in all material respects with respect to each such Employee Benefit Plan; the requirements of Part 6 of Subtitle B of Title I of ERISA and of Code (S)4980B have been met in all material respects with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan;

               (iv) With respect to each Employee Benefit Plan which is an Employee Welfare Benefit Plan, all material company premiums or company payments which are due for all periods ending on or prior to the Closing Date have been paid or accrued on the Closing Balance Sheet. With respect to each Employee Benefit Plan which is an Employee Pension Benefit Plan, all contributions (including employer contributions and employee salary reduction contributions) which are a material liability of the Company or any Subsidiary due with respect to any period ending on or prior to the Closing Date have been paid or accrued on the Closing Balance Sheet.

               (v) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan that is intended to meet the requirements of a "qualified plan" under Code (S)401(a) is the subject of a favorable determination letter from the Internal Revenue Service and all amendments to any such Employee Benefit Plan for which the remedial amendment period (as defined in Section 401(b) of the Code and applicable regulations) has expired are covered by a favorable determination letter from the Internal Revenue Service;

               (vi) The Parent, the Seller or the Company has delivered or made available to the Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, the most recent actuarial reports or other Financial Statements and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan;

               (vii) There have been no prohibited transactions (within the meaning of Section 406 of ERISA or 4975 of the Code) with respect to any Employee Benefit Plan that could reasonably be expected to result in any material Liability to the Company or any of its Subsidiaries. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending with the Department of Labor, the PBGC, the Internal Revenue Service, any court or other governmental agency or, to the Knowledge of the Parent, the Seller and the Company, threatened;

               (viii) Neither the Company nor any of its Subsidiaries contributes to or has any material obligation which remains unsatisfied to contribute to (I) any Multiemployer Plan or (II) any Employee Pension Benefit Plan that is subject to Title IV of ERISA, and neither the Company nor any of its Subsidiaries has any other material actual or contingent liability with respect to (x) any Employee Pension Benefit Plan that is subject to Title IV of ERISA or
          (y) to the Knowledge of the Parent, the Seller and the Company, any Multiemployer Plan; and

               (ix) Neither the Company nor any of its Subsidiaries maintains or has any material Liability which remains unsatisfied to contribute to any Employee Welfare Benefit Plan providing retiree welfare benefits for current or future retired employees of the Company or any of its Subsidiaries, their spouses, or their dependents (other than any post-termination benefits provided in accordance with Code
          (S)4980B or other similar applicable law). Neither the Company nor any of its Subsidiaries is required to maintain or adopt any Employee Benefit Plan that provides retiree welfare benefits to Company Employees (other than any post-termination benefits provided in accordance with Code (S)4980B or other similar applicable law).

          (w) Guaranties. None of the Company and its Subsidiaries is a guarantor or otherwise is bound by any contract or agreement under which it is liable for any Liability or obligation (including indebtedness) of any other Person.

          (x)  Environment, Health, and Safety.

               (i)   As used in this Agreement:

                     (A) "Environmental Claim" means any written claim, action, cause of action, investigation or notice by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (I) the presence, or Release into the indoor or outdoor environment, of any Hazardous Materials at any location, whether or not owned or operated by the Company, or (II) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

                     (B) "Environmental Laws" means all federal, state and local laws and regulations, in effect on the date hereof or on the Closing Date, relating to pollution or protection of human health (as affected by exposure to Hazardous Materials) or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970 (to the extent concerning exposure to Hazardous Materials), each as amended, and all laws relating to protection of endangered or threatened species of fish, wildlife and plants and the conservation of natural resources.

                     (C) "Hazardous Materials" means any pollutant, contaminant, hazardous substance, hazardous waste, toxic substance, petroleum or petroleum fraction or product, waste, asbestos, PCBs, radioactive material, or other compound, element, material or substance to the extent regulated, restricted or controlled by or under any Environmental Law, including all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. (S)300.5, or defined as such by, or regulated as such under, any applicable Environmental Law.

                     (D) "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata).

               (ii) (A) The Company is in compliance in all material respects with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the Company of all material permits and other governmental authorizations required under applicable Environmental Laws (collectively, "Environmental Permits"), and compliance in all material respects with the terms and conditions thereof); and (B) the Company has not received any written communication alleging that the Company is not in such compliance that has not been resolved in all material respects;

               (iii) The Company has not received any material Environmental Claim that has not been resolved in all respects; and to the Knowledge of the Parent, the Seller and the Company, (A) no other material Environmental Claim has been threatened, against the Company that has not been resolved in all respects, and (B) there is no other material Environmental Claim pending against any person or entity whose liability for any Environmental Claim the Company has retained or assumed either contractually or by operation of law;

               (iv) To the Knowledge of the Parent, the Seller and the Company, prior to the date that the Company acquired, leased or otherwise took possession or control of any Real Property or improvements thereon, no person had Released, placed, stored, buried, emitted, discharged or dumped Hazardous Materials or any other wastes or products, the presence of which could reasonably be expected to result in a material Environmental Claim against the Company;

               (v) On or after the date that the Company acquired, leased or otherwise took possession or control of any Real Property or improvements thereon, neither the Seller, the Parent or the Company, nor any of their employees or representatives, and to the Knowledge of the Parent, the Seller and the Company, no other person has, Released, placed, stored, buried, emitted, discharged or dumped Hazardous Materials or any other wastes or products, the presence of which could reasonably be expected to result in a material Environmental Claim against the Company;

               (vi) To the Knowledge of the Parent, the Seller and the Company, no Real Property contains any underground storage tanks, asbestos, polychlorinated biphenyls, underground injection wells, radioactive materials, or septic tanks or waste disposal pits in which process wastewater or any Hazardous Materials have been discharged or disposed that could reasonably be expected to result in a material Environmental Claim against the Company;

               (vii) The Company has delivered or otherwise made available for inspection to the Buyer the written reports or written results of, studies, analyses, tests or monitoring, identified on Schedule 4(x)(vii); and the Company possesses no material written reports or written results of studies, analyses, tests or monitoring pertaining to Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company, or regarding the Company's compliance with applicable Environmental Law, that is not identified on Schedule 4(x)(vii);

               (viii) To the Knowledge of the Parent, the Seller and the Company, no buildings or other improvements on the Real Property contain mold of the type and in quantities which could reasonably be expected to be hazardous to human health or safety; and

               (ix) Except regarding Section 4(c) hereof with respect to Environmental Permits, notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this (S)4(x) shall be deemed the only representations and warranties in this Agreement concerning Environmental Laws, Hazardous Materials or mold.

          (y) Certain Business Relationships with the Company and its Subsidiaries. The Parent, the Seller and their Affiliates (other than the Company and its Subsidiaries) have not been involved in any business arrangement or business relationship with any of the Company and its Subsidiaries within the past 12 months, and none of the Parent, the Seller and their Affiliates owns any asset which is used in the business of any of the Company and its Subsidiaries.

          (z) Identification of Depositories and Authorities. (S)4(z) of the Disclosure Schedule sets forth a complete and accurate list of the names and addresses of all banks, trust companies, savings and loan associations and other financial institutions in which the Company has assets, deposits or safe deposit boxes and the signatories thereunder.

          (aa) Certain Agreements. The Master Lease and Security Agreement, between the Company and Sumitomo Bank Leasing and Finance, Inc., dated July 11, 1997, has not been in effect since July 10, 2002 and there are no leases or any other obligations outstanding pursuant to such Master Lease and Security Agreement. The Revolving Credit Agreement, among the Company, the Lenders listed therein and the Chase Manhattan Bank, dated as of August 23, 1996, has not been in effect since September 6, 2001 and there are no advances, outstanding balance or any other obligations outstanding pursuant to such Revolving Credit Agreement.

          (bb) No Other Representations. Notwithstanding anything contained in this (S)4 or any other provision of this Agreement, it is the explicit intent of all the Parties hereto that none of the Parent, the Seller and the Company is making any representation or warranty whatsoever, express or implied, except those of the Parent, the Seller and the Company, as the case may be, set forth in (S)3 and (S)4 hereof. Without limiting the generality of the foregoing, Buyer acknowledges and agrees that none of the Parent, the Seller or the Company makes any representation or warranty to the Buyer with respect to any projections, estimates or budgets heretofore delivered to or made available to the Buyer of future revenues, expenses or expenditures or future results of operations.

     2. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

          (a) General. Each of the Parties shall use its commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in (S)7 below).

          (b)  Notices and Consents.

               (i) The Parent and the Seller (either directly or through the Company) and the Buyer agree to use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to consummate and make effective the transactions contemplated by this Agreement, including all of the following: (A) seeking to obtain prior to the Closing Date all licenses, certificates, permits, approvals, consents, authorizations, qualifications and orders of any Governmental Authority necessary for the consummation of the transactions contemplated hereby, including such clearances as may be required under the Hart-Scott-Rodino Act;
          (B) seeking to obtain all necessary or appropriate consents of third parties, other than consents of any Governmental Authority; (C) seeking to effect all necessary registrations and other filings and submissions of information requested by any Governmental Authority in connection with this Agreement and the transactions contemplated hereby; (D) seeking to take such actions and execute and deliver such documents as may be necessary to effectuate the purposes of this Agreement at the earliest practicable time; and (E) seeking to take such actions as are necessary to satisfy the conditions to Closing.

               (ii) As promptly as practicable, and in any event not more than 10 Business Days after the date hereof, the Buyer and the Seller shall file with the Federal Trade Commission and the Antitrust Division of the Department of Justice the notifications and other information required to be filed under the Hart-Scott-Rodino Act with respect to the transactions contemplated hereby. Each of the Buyer and the Seller (with respect to the Company) agrees to make available to the other such information relative to its business, assets and property as the other may reasonably request in order to prepare filings or submissions under the Hart-Scott-Rodino Act. Each of the Buyer and the Seller agrees to keep the other apprised in a timely manner of the status and substance of all meaningful actions or communications between it (or its advisors) and any such agency relating to this Agreement or any of the matters described in this(S)5(b). Notwithstanding the foregoing, Buyer shall not be required to agree to any divestiture by Buyer or any Subsidiary or Affiliate of Buyer (including the Company) of (i) any business, assets or property of any Affiliate of the Buyer (excluding any Subsidiary of the Buyer, the Company and any Subsidiary of the Company), or the imposition of any material limitations on the ability of any such Affiliate of the Buyer to conduct their business or to own or exercise control of such assets, properties or stock, or (ii) any business, assets or property of the Buyer, any Subsidiary of the

               Buyer, the Company or any Subsidiary of the Company, or the imposition of any material limitations on the ability of any of them to conduct their business or to own or exercise control of such assets, properties or stock, except to the extent that the facilities of the Buyer, the Company and their respective Subsidiaries which are not required to be divested and are not subject to any such limitation, represent at least $69.4 million of combined EBITDA for the twelve months ended December 31, 2002.

               (c) Operation of Business. The Parent and the Seller shall cause the Company and its Subsidiaries to operate its business in the Ordinary Course of Business. Without limiting the generality of the foregoing, the Parent and the Seller shall not cause or permit any of the Company and its Subsidiaries to
(i) without the consent of the Buyer, declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, (ii) without the consent of the Buyer, sell any interest in Owned Real Property in excess of $100,000, or (iii) without the consent of the Buyer (which shall not be unreasonably withheld or delayed), otherwise engage in any practice, take any action, or enter into any transaction of the sort described in (S)4(g) above.

               (d) Preservation of Business. The Parent and the Seller shall cause each of the Company and its Subsidiaries to use commercially reasonable efforts to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

               (e) Access. Each of the Parent and the Seller shall permit, and the Parent and the Seller shall cause each of the Company and its Subsidiaries to permit, representatives of the Buyer to have reasonable access during normal business hours and upon reasonable prior notice, and in a manner so as not to interfere with the normal business operations of the Company and its Subsidiaries, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to each of the Company and its Subsidiaries. Notwithstanding the foregoing, the Parent and the Seller shall not be required to cause the Company to provide to the Buyer's officers, employees, counsel, accountants and other representatives access to any confidential information relating to pricing, marketing plans or other matters to the extent that disclosure of such information could be inconsistent with any antitrust or competition law.

               (f) Confidentiality. Each of the Buyer, the Parent and the Seller shall, and shall cause their respective Affiliates, officers, directors, employees, lenders, agents and representatives to, hold any Confidential Information in confidence to the extent required by, and in accordance with, the provisions of that certain Confidentiality Letter dated as of November 19, 2001, as amended as of December 23, 2002 (as amended, the "Confidentiality Letter"), among the Buyer, the Parent and the Seller.

               (g) Notice of Developments. The Parent, the Seller and the Company shall give prompt written notice to the Buyer of any material adverse development causing a breach of any of the representations and warranties in
(S)4 above. Each Party shall give prompt written notice to the others of any material adverse development causing a breach of any of its own representations and warranties in (S)3 above. From time to time until the Closing Date, the Parent, the Seller and the Company may supplement or amend the Disclosure Schedule with respect to any matter that is necessary to correct any information in the Disclosure Schedule that is inaccurate with respect to events occurring prior to the date of this Agreement; provided, however, that no such supplement or amendment shall be effective or limit or otherwise affect the rights or remedies of the Buyer in the event that the Closing does not occur unless such supplement or amendment has previously been approved by the Buyer in writing in its sole discretion. From time to time until the Closing Date, the Parent, the Seller and the Company, without being deemed to be in breach of its representations and warranties under this Agreement, may supplement or amend the Disclosure Schedule with respect to any matter first existing or occurring after the date hereof which, if existing or occurring at or prior to such date, would have been required to be set forth in the Disclosure Schedule. No supplement or amendment to the Disclosure Schedule shall have any effect for purposes of determining satisfaction of the conditions set forth in (S)7(a) of this Agreement unless such supplement or amendment is accepted by the Buyer in writing in its sole discretion, in which case, the Disclosure Schedule shall be deemed to have been amended accordingly. If the Closing occurs, the Buyer waives any right or claim it may otherwise have or have had on account of any matter so disclosed in any such supplement or amendment.

               (h) Exclusivity. Until the earlier of the Closing Date and the date upon which this Agreement is terminated pursuant to (S)10 hereof, none of the Parent and the Seller shall (and the Parent and the Seller shall not cause or permit any of the Company and its Subsidiaries to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person (excluding the Buyer and its Affiliates) relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets of, any of the Company and its Subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Until the earlier of the Closing Date and the date upon which this Agreement is terminated, none of the Parent and the Seller shall vote the Company Shares in favor of any such acquisition structured as a merger, consolidation, or share exchange. The Parent, the Seller and the Company shall notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

               (i) Release of Guaranties. On or prior to the Closing Date, the Buyer agrees to use commercially reasonable efforts to obtain a release from the guarantees set forth on (S)5(i) of the Disclosure Schedule (the "Guaranties").

               (j) Insurance. The Parent and the Seller shall use their commercially reasonable efforts to cause the Buyer to be named as an additional insured on all of the Parent's and the Seller's occurrence based insurance policies with respect to the Company relating to occurrences on or prior to the Closing Date. Subject to the foregoing, effective 11:59 p.m. on the Closing Date, the Company, its Subsidiaries and the properties and assets thereof shall cease to be insured under all of the Parent's or the Seller's insurance policies and the Buyer shall have no rights with respect to any such policies. The Buyer shall use its commercially reasonable efforts to cause the Parent and the Seller to be named as an additional insured on all of the Buyer's and the Company's occurrence based insurance policies with respect to the Company relating to occurrences following the Closing Date.

               (k) Best Efforts to Obtain Financing. The Buyer shall use its best efforts to negotiate and execute a definitive loan agreement with BNP Paribas providing for financing for the Buyer in amounts and under terms and conditions substantially the same as those contained in the Commitment Letter or, in the event such financing is not available, to obtain alternative financing from other lenders under terms and conditions reasonably satisfactory to the Buyer and the Parent.

               (l) Warren Walker 401(k) Plan. The Parent, the Seller and the Company shall provide to the Buyer for review all documentation and other information the Buyer reasonably requests regarding the Warren Walker 401(k) plan. If after such review, the Buyer reasonably determines that the Warren Walker 401(k) plan is not qualified under Section 401(a) of the Code, then the Parent and the Seller shall either rectify such matter or agree to indemnify the Buyer and the Company from any Adverse Consequences that they may suffer resulting therefrom.

         6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

               (a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under (S)8 below). The Parent, the Seller and the Company acknowledge and agree that from and after the Closing the Buyer shall be entitled to possession of all documents, books, records, agreements, and financial data (collectively, "Records") of any sort relating to the Company and its Subsidiaries; provided, however, that the Parent and the Seller may retain (i) all Records prepared in connection with the sale of the Company, including bids received from other parties and analyses relating to the Company or its Subsidiaries and (ii) any Tax Returns, reports or forms, and the Buyer shall be provided with copies of such Tax Returns, reports or forms only to the extent that they relate to separate Tax Returns or separate Tax liability of the Company or any Subsidiary.

               (b) Litigation Support. The Buyer shall make available to the Seller and the Parent (without charge to the Seller or the Parent other than reimbursement to the Buyer or the Company of reasonable out-of-pocket expenses) during normal business hours and upon reasonable notice (with the right to examine and duplicate) all books, records, files, designs, specifications, customer lists, supplier lists, information, reports, correspondence, literature and other sales materials, computer software, magnetic media and other data and similar materials relating to the business of the Company and the Subsidiaries on the Closing Date (all such materials, the "Books and Records") to the extent necessary to deal with Tax and insurance matters, the investigation, preparation, conduct or settlement of or for any dispute, claim, suit, litigation or other proceeding by or against the Seller (or any of its Affiliates) or any other matter arising out of the business of the Company or the Subsidiaries prior to the Closing. The Buyer shall permit the Seller and the Parent and their respective accountants, counsel, consultants, employees and agents reasonable access to such personnel of the Buyer during normal business hours and upon reasonable notice as may be necessary to the Seller or the Parent in their respective review of the Books and Records, and provide such testimony as shall be reasonably requested by the Seller or the Parent, all without charge to the Seller or the Parent other than reimbursement to the Buyer or the Company of reasonable out-of-pocket expenses incurred in connection therewith. In the event and for so long as Buyer or the Company or any Company Subsidiary actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any of the Company and its Subsidiaries, each of the Parent and the Seller will reasonably cooperate with it and its counsel in the contest or defense, make available their personnel during normal business hours upon reasonable advance notice, and provide such testimony and access as shall be reasonably necessary in connection with the contest or defense, all without charge to the Buyer, the Company or the Company Subsidiary other than reimbursement to the Parent or the Seller of reasonable out-of-pocket expenses incurred in connection therewith (unless the Buyer, the Company or the Company Subsidiary is entitled to indemnification therefor under (S)8 below). The Buyer shall not destroy or otherwise dispose of the Books and Records without first offering to surrender the Books and Records which are intended to be destroyed or disposed of to the Seller.

               (c) Transition. None of the Parent, the Seller and the Company shall take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any of the Company and its Subsidiaries from maintaining the same business relationships with the Company and its Subsidiaries after the Closing as it maintained with the Company and its Subsidiaries prior to the Closing. Each of the Parent, the Seller and the Company shall refer all customer inquiries relating to the businesses of the Company and its Subsidiaries to the Buyer from and after the Closing.

               (d) Confidentiality. From and after the Closing for a period of four years, each of the Parent and the Seller shall treat and hold as such all of the Confidential Information and refrain from using any of the Confidential Information except in connection with this Agreement. In the event that any of the Parent or the Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Parent or the Seller shall notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this (S)6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, either the Parent or the Seller is, on the advice of counsel, compelled to disclose any Confidential Information, the Parent or the Seller may disclose the Confidential Information; provided, however, that the disclosing party shall use its commercially reasonable efforts to obtain, at the request and sole cost of the Buyer, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which (i) is generally available to the public immediately prior to the time of disclosure, or (ii) is or becomes available to the Parent, the Seller or the Company on a non-confidential basis from a third party, provided that to the Knowledge of the Parent, the Seller and the Company, such party was not prohibited from disclosing such information to the Parent, the Seller or the Company, as the case may be. In addition, notwithstanding anything to the contrary in this Agreement, the Parent and the Seller may use the Confidential Information for Tax reporting and in connection with any government filing and financial reporting without complying with this (S)6(d).

               (e) Covenant Not to Compete. For a period of four (4) years from and after the Closing Date, neither the Parent nor the Seller shall engage directly or indirectly in any business that any of the Company and its Subsidiaries conducts as of the Closing Date in any geographic area in which any of the Company and its Subsidiaries conducts that business as of the Closing Date (a "Competitive Business"); provided, however, that (i) the Parent and the Seller may own no more than 5% of the outstanding stock of any publicly traded corporation engaged in a Competitive Business, (ii) the Parent and the Seller shall not be prohibited from acquiring another Person, so long as such Person's revenue from a Competitive Business in the fiscal year immediately preceding such acquisition is less than 15% of such Person's total annual revenue in such fiscal year and Parent and Seller use commercially reasonable efforts to divest such Competitive Business as promptly as practicable after such acquisition, and
(iii) the Parent and the Seller shall not be prohibited from acquiring as a creditor in bankruptcy or otherwise than by a voluntary investment decision a Person engaged in a Competitive Business so long as Parent and Seller use commercially reasonable efforts to divest such Competitive Business as promptly as practicable after such acquisition. If the final judgment of a court of competent jurisdiction declares that any term or provision of this (S)6(e) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

               (f) Use of Names; Removal. The Buyer acknowledges that following the Closing, subject to the transition provisions set forth in this (S)6(f), neither it nor its affiliates, nor the Company or any of the Subsidiaries will be entitled to use the name "Aramark" and any variations and derivations thereof, including any logo, trademark or design containing such name (the "Prohibited Names and Marks"). Accordingly, promptly following the Closing, the Buyer shall (i) cause each of the Company and the Subsidiaries (as appropriate) to change its legal name to remove therefrom the name "Aramark" or any variations and derivations thereof and (ii) cause the destruction, disposal and/or replacement of stationery, business cards, signage and similar assets of the Company and the Subsidiaries so to avoid the use of the Prohibited Names and Marks. In addition, as soon as reasonably practicable, but in any event within six months following the Closing, the Buyer shall cause to be removed the Prohibited Names and Marks from all of the assets of the Company and the Subsidiaries, and will not thereafter make any use whatsoever of such names, marks, and logos.

               (g)  Employee Benefits.

                    (i) In General. As of the Closing Date, the Company and its Subsidiaries shall cease to be participating employers under the Employee Benefit Plans that are sponsored or maintained by the Parent or the Seller (the "Parent Plans") and as of the Closing Date the Company Employees shall cease to be active participants under such Parent Plans. Following the Closing Date, the

               Company or its Subsidiaries shall be solely responsible for all obligations and liabilities under the Employee Benefits Plans that are sponsored or maintained by the Company or its Subsidiaries (and none of Parent, Seller or their respective Affiliates shall have any obligations or liabilities with respect thereto). From the Closing Date through December 31, 2003 (unless the Buyer modifies employee benefits earlier as provided below), the Buyer shall cause the Company to provide employees of the Company and its Subsidiaries who are actively employed by the Company or any of its Subsidiaries as of the Closing Date (or who are not actively at work due to illness, disability or approved leave of absence) (collectively, "Company Employees") with employee benefits (excluding stock options, other equity based benefits, any benefits provided under any Transaction Agreement (as defined in (S)6(g)(iii)) and benefits provided with respect to any non-qualified deferred compensation plan or any stock unit or similar supplemental retirement plan) that are substantially comparable in the aggregate to those provided to Company Employees under the Employee Benefit Plans immediately prior to the Closing Date. Company Employees shall be credited for their length of service with the Company and its Affiliates for all purposes (other than for purposes of benefit accrual under any defined benefit pension plan) under any plan, policy or arrangement made available to Company Employees by the Buyer or its Affiliates after the Closing Date to the same extent such service would have been credited under the applicable Employee Benefit Plans immediately prior to the Closing Date. Notwithstanding any other provision of this Agreement, neither Buyer nor any of its Affiliates shall assume any Liability with respect to the ARAMARK Stock Unit Retirement Plan or any other deferred compensation, excess benefit, or other non-qualified retirement plan or program maintained by the Seller or any of its Affiliates under which any Company Employee may have accrued any benefits with respect to any period ending on or prior to the Closing Date. Any pre-existing condition clause in any Employee Welfare Benefit Plan offered or made available to Company Employees by Buyer or any of its Affiliates shall be waived for Company Employees to the extent such pre-existing condition would have been or was waived under the applicable Employee Benefit Plan in which the Company Employee participated prior to the Closing Date, and Buyer shall credit Company Employees with any amounts paid under the Employee Welfare Benefit Plans in which such Company Employees were participating immediately prior to the Closing Date towards satisfaction of the applicable deductible amounts and co-payment obligations under the Employee Welfare Benefit Plans of Buyer and its Affiliates in which such Company Employees participate for the plan year in which the Closing Date occurs. The Buyer may, in its sole discretion and without the consent of the Seller or Parent, modify employee benefits provided to Company Employees, provided that employee benefits provided generally to Company Employees and employees of the Buyer are substantially comparable in the aggregate.

                    (ii)  401(k) Plans.

                          (A) Parent and the Seller shall take all actions necessary or appropriate to cause the account balances of all Company Employees under the ARAMARK Hourly 401(k) Plan (the "Hourly 401(k) Plan") and the ARAMARK Retirement Savings Plan for Salaried Employees (the "RSP", and together with the Hourly 401(k) Plan, the "ARAMARK 401(k) Plans") to be fully vested as of the Closing Date.

                          (B) Effective as of the Closing Date, Parent shall cause the trustees of each of the ARAMARK 401(k) Plans to segregate the assets of such ARAMARK 401(k) Plan representing the full account balances (including loans) of Company Employees as of the Closing Date. The manner in which the account balances of Company Employees under the ARAMARK 401(k) Plans are invested shall not be affected by such segregation of assets.

                          (C) Not later than the Closing Date, Buyer shall establish or designate a 401(k) Plan for the benefit of Company Employees (the "Buyer 401(k) Plan"), that is intended to be a qualified plan under Section 401(a) of the Code, and that is subject to a current favorable determination letter from the Internal Revenue Service covering the plan and all amendments for which the remedial amendment period (as defined in Section 401(b) of the Code and applicable regulations) has expired. As soon as administratively practicable following the earlier of (x) the delivery to Parent of a favorable determination letter from the Internal Revenue Service regarding the qualified status of the Buyer 401(k) Plan as amended to the date of transfer, or (y) the delivery to Parent of the current favorable determination letter with respect to the Buyer 401(k) Plan and a representation of the Buyer that the Buyer does not know of any reason that as of the Initial Transfer Date (as defined in Section 6(g)(ii)(D)) such favorable determination letter should be revoked or suspended (and Buyer shall indemnify the Parent, Seller and their respective Affiliates for any Adverse Consequences that they may suffer in the event that the Buyer 401(k) Plan is not qualified under Section 401(a) of the Code as of the Initial Transfer Date), Parent shall cause the trustees of the ARAMARK 401(k) Plans to transfer, in accordance with Code
                    Section 414(l), the full account balances (including outstanding loans) of Company Employees under the ARAMARK 401(k) Plans (which account balances will have been credited with appropriate earnings attributable to the period from the Closing Date to the date immediately prior to the date of transfer described herein), reduced by any benefit or withdrawal payments in respect of Company Employees occurring during the period from the Closing Date to the date immediately prior to the date of transfer described herein, to the appropriate trustee as designated by Buyer under the trust agreement forming a part of the Buyer 401(k) Plan (the "Initial Transfer"). Such assets shall be transferred in cash (or such other form as may be agreed by Buyer and Parent), except for shares of Parent's common stock and any participant loans allocated to the accounts of Company Employees on the date of transfer described herein, each of which shall be transferred in kind. Shares of Parent common stock so transferred shall be Class B shares.

                          (D) In consideration for the Initial Transfer of assets described herein, Buyer shall, effective as of the date of such Initial Transfer (the "Initial Transfer Date"), assume all of the obligations of Parent and any of its Affiliates in respect of the account balances (including outstanding loans) of Company Employees under the ARAMARK 401(k) Plans (exclusive of any portion of such account balances which are distributed or withdrawn prior to the Initial Transfer Date) on or prior to the Closing Date. Except as set forth in clause (G) below, neither Buyer nor any of its Affiliates shall assume any other obligations arising under or attributable to the ARAMARK 401(k) Plans.

                          (E) Parent shall take all actions necessary or appropriate to cause to be made employer matching contributions under the RSP in respect of the plan year in which the Closing Date occurs (the "Current Plan Year") on behalf of Company Employees who made elective pre-tax salary deferrals under the RSP during the Current Plan Year and whose accounts are transferred to the Buyer 401(k) Plan pursuant to the Initial Transfer. Such employer matching contributions shall be made (i) in respect of such portion of the Current Plan Year that has elapsed through the Closing Date, taking into account eligible elective pre-tax salary deferrals made by Company Employees under the RSP through the Closing Date (subject to applicable service requirements, but notwithstanding any provision of the RSP that requires participants to be employees of the Parent or its applicable Affiliates eligible to make contributions under the plan on the last day of the Current Plan Year in order to be eligible to receive employer matching contributions), (ii) at the time such employer matching contributions are made, generally, to other participants' accounts under the RSP, and (iii) at the rate generally applicable to other participants who are eligible for employer matching contributions under the RSP. Such employer matching contributions shall be made, at Parent's election, in cash (and invested in a short-term, interest bearing account under the plan) or in shares of Parent common stock (and held under the plan's Parent stock fund).

                          Parent shall take all actions necessary or appropriate
                    to cause to be made employer matching contributions under the Hourly 401(k) Plan, in accordance with its terms, in respect of the Current Plan Year on behalf of Company Employees who made elective pre-tax salary deferrals during the Current Plan Year and whose accounts are transferred to the Buyer 401(k) Plan. Such employer matching contributions shall only be made in respect of periods of service during the Current Plan Year ending prior to the Closing Date, and shall only be made on behalf of such Company Employees who are eligible to receive such employer matching contributions, in accordance with the terms of the Hourly 401(k) Plan.

                          (F) To the extent any employer matching contributions described in clause (E) above are made after the Initial Transfer Date, as soon as administratively practicable following the date such contributions are made, Parent shall cause the trustee of the relevant plan to transfer, in accordance with Code Section 414(l), the account balances of Company Employees attributable to such employer matching contributions (credited with appropriate earnings, if any, attributable to the period from the date of contribution to the date immediately prior to the date of transfer described herein), reduced by any benefit payments in respect of Company Employees occurring during the period from the date of contribution to the date immediately prior to the date of transfer described herein, to the appropriate trustee as designated by Buyer under the trust agreement forming a part of the Buyer 401(k) Plan. Such assets shall be transferred in cash or in kind in the form of Class B shares of Parent common stock, as applicable.

                          (G) In consideration for the subsequent transfer of assets, if any, described in clause (F) above (the "Subsequent Transfer"), Buyer shall, effective as of the date of such subsequent transfer (the "Subsequent Transfer Date"), assume all of the obligations of Parent and any of its Affiliates in respect of such account balances of Company Employees attributable to such employer matching contributions under the relevant plan (exclusive of any portion of such account balances which are distributed prior to the Subsequent Transfer Date). Except as set forth in clause (D) above, neither Buyer nor any of its Affiliates shall assume any other obligations arising under or attributable to the ARAMARK 401(k) Plans.

                          (H) For a period of at least 12 months following the Initial Transfer Date, the shares of Parent common stock transferred to the Buyer 401(k) Plan pursuant to the Initial Transfer and any Subsequent Transfer shall be held as a separate investment fund under the Buyer 401(k) Plan. Affected Company Employees shall be permitted at any time to direct the transfer of up to 100% of their Parent stock fund accounts under the Buyer 401(k) Plan out of (but not into) such Parent stock fund. Following such 12-month period, in the event a determination is made to reduce or eliminate the Parent stock fund under the Buyer 401(k) Plan, Buyer shall take such actions as are necessary or appropriate to ensure the orderly and periodic liquidation of such shares of Parent common stock as remain in such fund. Notwithstanding any other provision of this Agreement, in no event shall any Company Employee be eligible to make any additional contribution to the Parent stock fund with respect to any period following the Closing Date.

                          (I) Buyer shall use its reasonable best efforts to cause Company Employees to be eligible to participate in the Buyer 401(k) Plan commencing as of the day immediately following the Closing Date (or as soon as administratively practicable thereafter), to the extent otherwise consistent with such plan's eligibility requirements.

                    (iii) Transaction Agreements. Parent shall be responsible for making all payments (including without limitation all transition bonus and management incentive bonus payments) and providing all benefits that may be due or payable under or with respect to those certain letters agreements listed on (S)4(g)(xv) of the Disclosure Schedule (the "Transaction Agreements"); provided, however, that notwithstanding the foregoing, the Buyer and the Company shall be responsible for providing any severance obligations that may become due or payable pursuant to any Transaction Agreement following the Closing Date in the event that the Company or the Buyer terminates a listed employee for reasons other than for Cause (as defined in the Transaction Agreements) or due to such employee's death or permanent disability (and none of Parent, Seller or their respective Affiliates shall have any liability with respect thereto).

               (h)  Continuity of Employment.

                    (i) The parties intend that there be continuity of employment with respect to the employees of the Company immediately following the Closing. The Buyer, the Parent and the Company shall use commercially reasonable efforts to ensure that all persons who were employed by the Company on the day immediately preceding the Closing Date will be employed by the Company on and immediately after the Closing.

                    (ii) It is agreed that nothing in this Agreement shall be construed to confer upon any Company Employee any right to continued employment with the Company or any of its Subsidiaries following the Closing, nor shall anything herein be construed to interfere with the right of Buyer, the Company or any of its Subsidiaries to terminate the employment of any such Company Employee at any time following the Closing, with or without cause, or restrict any of the Buyer, the Company or any of its Subsidiaries, in the exercise of its independent business judgment in modifying any of the terms and conditions of the employment of any such Company Employee following the Closing. Nothing in this Agreement, express or implied, shall be construed to confer upon any Company Employee (or any other current or former employee of the Seller, the Company or any of its Subsidiaries), any rights or remedies under or by reason of this Agreement.

                    (iii) Neither the Buyer nor the Company shall, at any time prior to 90 days after the Closing Date, effectuate a "plant closing" or "mass layoff", as those terms are defined in the WARN Act, affecting in whole or in part any site of employment, facility, operating unit or employee, except in compliance with the WARN Act. The Seller shall notify the Buyer prior to the Closing of any layoffs that have occurred in the 90-day period prior to the Closing Date.

               (i)  Insurance Matters.

                    (i) On the Closing Date, the Buyer shall have in place liability insurance in such amounts and for such coverages as are in the reasonable business judgment of the Buyer prudent.

                    (ii) Each of the parties hereto acknowledges and agrees that the Seller (or any of its Affiliates) and their agents shall maintain exclusive control of all claim management and settlements with Seller's insurance carriers relating to the Company and the Subsidiaries for all periods prior to the Closing Date for all insurable matters for which indemnification has been sought pursuant to (S)8(b); provided that the Parties agree that claims involving the student accident program (as described below) are specifically excluded from indemnification under (S)8(b). The Company operates a self-insured student accident program that is administered by Arthur J. Gallagher and supplements the Company's general liability insurance plan. The Company's student accident plan provides compensation when children are injured while in the Company's care regardless of fault. If the medical costs are less than $200, the Company will pay for the costs. If the costs exceed $200, the Company asks that the claim be submitted to the parent's medical insurance plan and the Company will pay any deductibles or co-pays so that the parent is not out-of-pocket any money. The maximum benefit available under the plan is $10,000 and the plan also has a $5,000 death benefit.

                    (iii) Upon request by the Seller, the Buyer agrees to cooperate reasonably with the Seller and to use commercially reasonable efforts to provide Seller with prompt written notice regarding any matter which could reasonably be expected to lead to an insured claim of the Company or any Subsidiary under the Seller's insurance programs for a period prior to the Closing.

                    (iv) In the event of any written notice from the Seller of a pending insurance claim for a period prior to the Closing, the Buyer shall provide reasonable cooperation to the Seller and shall make available to the Seller during normal business hours and upon reasonable notice (consistent with the terms of (S)6(b) above), all Books and Records and personnel of the Buyer, the Company and the Subsidiaries which are reasonably necessary for the Seller to deal with the investigation, adjudication and settlement of any such pending insurance claims.

                    (v) Upon request by the Seller, the Buyer agrees to (A) designate and make available to the Seller an officer of the Company who shall be responsible for making an employee of the Company available to assist the Seller and the Parent in responding to claims related inquiries related to, and (B) cooperate with the Seller with respect to, insurance claims procedures and policies (including claims management) existing under the Seller's insurance programs which relate to the Company or any Subsidiary with dates of occurrence prior to the Closing Date.

                    (vi) From and after the Closing, the Seller may, in its sole discretion and without the consent of the Company, make changes to any of its insurance programs that relate to Parent and its Subsidiaries (including without limitation changes relating to insurance coverage).

                    (vii) From and for ninety days after the Closing, the Buyer shall cause the Company to continue to provide employees of the Company and its Subsidiaries who are not actively at work as a result of a work-related disability with a date of occurrence prior to the Closing Date with compensation that is substantially comparable to that provided immediately prior to the onset of such work-related disability and consistent with the Company's salary continuation program in effect immediately prior to the Closing.

                    (viii) The Buyer shall promptly pay to the Parent the amount of any proceeds or recovery received by the Company or any Subsidiary which resulted from any settlement or subrogation of any insurance claim relating to the Company or any Subsidiary with dates of occurrence prior to the Closing Date concerning matters for which the Parent and the Parent's insurance carriers are responsible.

                    (ix) From and after the Closing, with respect to the Company and its Subsidiaries, the Buyer shall cause the Company to (A) continue to report, process and manage worker compensation claims with dates of occurrence prior to the Closing Date in accordance with the policies and procedures established by the Parent and in effect immediately prior to Closing, and (B) retain the third party administrator(s) and workers compensation insurance provider(s) used by the Parent immediately prior to Closing with respect to worker compensation claims with dates of occurrence prior to the Closing Date.

               (j) Accrued Vacation/Sick Pay Reconciliation. With respect to salaried employees of the Company or one of its Subsidiaries who cease to be employed by the Company or one of its Subsidiaries for any reason from the Closing Date through September 30, 2003, the Seller agrees to reimburse the Buyer for that portion of the accrued vacation/sick pay compensation paid to such employees that is attributable to the period prior to the Closing Date (based upon prorating vacation/sick pay compensation evenly over the course of the fiscal year ending September 30, 2003). The Seller shall pay such reimbursement to the Buyer within five (5) business days after receipt of written notice from the Buyer of the amount owed, together with the computation thereof in reasonable detail.

               (k) Buyer Financial Statements. Promptly after becoming available, the Buyer shall deliver to the Seller copies of the audited divisional combined balance sheet of the Division as of December 31, 2002, together with the related audited divisional combined statement of income, retained earnings and cash flows for the year then ended, reported on without qualification by the Buyer's independent certified public accountants (the "2002 Buyer Financial Statements"). The 2002 Buyer Financial Statements will be prepared in accordance with GAAP (except as otherwise provided in the 2002 Buyer Financial Statements and the notes thereto) applied on a consistent basis throughout the period covered thereby and will present fairly, in all material respects, the financial position of the Division as of such date and the results of operations of the Division for such period.

         7.    Conditions to Obligation to Close.

               (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                    (i) each of the representations and warranties set forth in (S)3(a) and (S)4 above that is qualified as to materiality shall be true and correct, and each of the representations and warranties set forth in (S)3(a) and (S)4 above is not so qualified shall be true and correct in all material respects, in each case at and as of the Closing Date, as if made at and as of such date (except for those representations and warranties which are made as of a specific date or only with respect to a specific period of time which shall be true and correct in all material respects only as of such date or with respect to such time period) except for changes contemplated or permitted by this Agreement;

                    (ii) each of the Parent, the Seller and the Company shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

                    (iii) the Parent, the Seller and the Company and its Subsidiaries shall have procured the third party consents set forth in the Disclosure Schedule, including, without limitation, the consent from Gelco Corporation under that certain Master Lease Agreement between the Parent and Gelco Corporation, dated as of August 14, 1997, consents from the lessors under any Leased Real Property (except to the extent that the facilities of the Company for which consent was not required or was obtained prior to the Closing, together with the facilities operated by the Buyer, represent at least $69.4 million of combined EBITDA for the Company and the Buyer for the twelve months ended December 31, 2002) and consents from any Governmental Authority under any Governmental Permits (where required);

                    (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state or local foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Buyer to own the Company Shares and to control the Company and its Subsidiaries, or (D) affect materially and adversely the right of any of the Company and its Subsidiaries to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                    (v) between the date hereof and the Closing Date, there has not been any material adverse change in the business, financial condition, operations, or results of operations of the Company and its Subsidiaries, taken as a whole.

                    (vi) the Parent, the Seller and the Company shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in (S)7(a)(i)-(v) is satisfied in all respects;

                    (vii) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Parties, the Company, and its Subsidiaries shall have received all other material authorizations, consents, and approvals of governments and governmental agencies referred to in (S)3(a), (S)3(b), and
               (S)4(c) above;

                    (viii) the Buyer shall have received from counsel to the
               Parent and the Seller an opinion in a form mutually agreed upon by the Parties, addressed to the Buyer, and dated as of the Closing Date;

                    (ix) the Buyer shall have received the resignations, effective as of the Closing, of each director and officer of the Company and its Subsidiaries other than those whom the Buyer shall have specified in writing prior to the Closing;

                    (x) the Buyer shall have received the financing under the senior secured credit facilities contemplated by the Commitment Letter, or if such financing is not available, the Buyer shall have received alternative financing from one or more lenders on terms and conditions reasonably satisfactory to the Buyer and the Parent; and

                    (xi) the relevant parties shall have entered into a side agreement in form and substance as set forth in Exhibit E-1 attached hereto and the same shall be in full force and effect.

The Buyer may waive any condition specified in this (S)7(a) if it executes a writing so stating at or prior to the Closing.

               (b) Conditions to Obligation of the Parent and the Seller. The obligation of the Parent and the Seller to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

                    (i) each of the representations and warranties set forth in (S)3(b) above shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of such date (except for those representations and warranties which are made as of a specific date or only with respect to a specific period of time shall be true and correct in all material respects, only as of such date or with respect to such time period) except for changes contemplated or permitted by this Agreement;

                    (ii) each of Holdings and the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                    (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                    (iv) the Buyer shall have delivered to the Parent and the Seller a certificate to the effect that each of the conditions specified above in (S)7(b)(i)-(iii) is satisfied in all respects;

                    (v) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Parties, the Company, and its Subsidiaries shall have received all other material authorizations, consents, and approvals of governments and governmental agencies referred to in (S)3(a), (S)3(b), and
               (S)4(c) above;

                    (vi) the Parent and the Seller shall have received from counsel to the Buyer an opinion in a form mutually agreed upon by the Parties, addressed to the Parent and the Seller, and dated as of the Closing Date;

                    (vii) Holdings shall have executed and deliver to the Parent the Note and the Warrant; and

                    (viii) the relevant parties shall have entered into a side agreement in form and substance as set forth in Exhibit E-2 attached hereto and the same shall be in full force and effect.

The Parent and the Seller may waive any condition specified in this (S)7(b) if they execute a writing so stating at or prior to the Closing.

         8.    Remedies for Breaches of this Agreement.

               (a) Survival of Representations and Warranties. All of the representations and warranties of the Parent, the Seller and the Company contained in (S)3 and (S)4 above shall survive the Closing hereunder and continue in full force and effect for a period of twenty-one (21) months thereafter; provided, however, that (i) the representations and warranties contained in (S)3(a)(iv), above shall survive the Closing hereunder and continue in full force and effect until the expiration of the applicable statute of limitations (with extensions) with respect to the matters addressed in such section, (ii) the representations and warranties contained in (S)4(j) above shall survive the Closing hereunder and continue in full force and effect until thirty (30) days following the expiration of the applicable statute of limitations (with extensions) with respect to the matters addressed in such section, (iii) the representations and warranties contained in (S)4(v) above shall survive the Closing hereunder and continue in full force and effect until three (3) years thereafter, and (iv) the representations and warranties contained in (S)4(x) above shall survive the Closing hereunder and continue in full force and effect for a period of five (5) years thereafter (except for matters relating to mold which will be governed solely by (S)8(e)(iii)).

               (b)  Indemnification Provisions for Benefit of the Buyer.

                    (i) In the event any of the Parent, Seller or Company breaches any of their representations, warranties, or covenants contained herein (in each case without regard to (A) any limitation, qualification or exception based upon any use of the word "material" or derivations thereof in any representation or warranty herein and (B) with respect to the representation in (S)4(x)(viii), without regard to the Knowledge qualifier therein, which in each case under both (A) and (B) shall be disregarded for purposes of determining whether a breach has occurred and the amount of Adverse Consequences resulting therefrom) and, if with respect to a breach of a representation or warranty there is an applicable survival period pursuant to (S)8(a) above, provided that the Buyer makes a written claim for indemnification against any of the Parent or Seller pursuant to (S)11(h) below within such survival period, then each of the Parent and Seller agree, jointly and severally, to indemnify Buyer, Affiliates of Buyer (including the Company), and each of their respective officers, directors, agents or employees, and their respective successors and assigns (each a "Buyer Indemnified Party," or collectively the "Buyer Indemnified Parties") from and against any Adverse Consequences a Buyer Indemnified Party may suffer resulting from, arising out of, or caused by the breach; provided, however, that (A) the Parent and Seller shall not have any obligation to indemnify the Buyer Indemnified Parties from and against any Adverse Consequences resulting from, arising out of, or caused by the breach of any representation or warranty of the Parent, Seller or Company contained in this Agreement until the Buyer Indemnified Parties have suffered Adverse Consequences by reason of all such breaches, together with Adverse Consequences from the matters covered by (S)8(b)(iv), in excess of $1,750,000 (the "Deductible Amount"), after which, subject to the other provisions of this (S)8, the Parent and the Seller shall be obligated to indemnify the Buyer Indemnified Parties from and against the amount of any excess Adverse Consequences above the Deductible Amount and (B) there will be an aggregate ceiling equal to $75,000,000 on the obligation of the Parent and the Seller to indemnify the Buyer Indemnified Parties from and against Adverse Consequences resulting from, arising out of, or caused by, breaches of the representations and warranties of the Parent, the Seller or the Company contained in this Agreement and Adverse Consequences resulting from, arising out of, or caused by the matter covered by (S)8(b)(iv) and (C) the Parent and the Seller shall not be obligated to provide any indemnification under (S)8 for any Adverse Consequences arising out of any breach of a representation or warranty or pre-Closing covenant of the Parent, the Seller or the Company to the extent that such Adverse Consequences have been taken into account in the Purchase Price adjustment pursuant to (S)2(e) of this Agreement or that relate to Taxes that are subject to indemnification under (S)9.

                    (ii) Each of the Parent and the Seller agrees to indemnify the Buyer Indemnified Parties from and against any Adverse Consequences the Buyer

               Indemnified Parties may suffer resulting from, arising out of, or caused by any liability of the Company and its Subsidiaries related to third party claims arising out of any incident involving the physical, sexual and/or emotional abuse of children to the extent occurring prior to the Closing Date.

                    (iii) Each of the Parent and the Seller agrees to indemnify the Buyer Indemnified Parties from and against any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any of the Buyer Indemnified Parties become liable or obligated as a result of any agreement entered into by the Parent, the Seller or the Company.

                    (iv) Each of the Parent and the Seller agrees to indemnify the Buyer Indemnified Parties from and against any Adverse Consequences the Buyer Indemnified Parties may suffer resulting from, arising out of, or caused by the class action complaint, Kathy Nelson v. Aramark Educational Resources, Inc., filed in the Circuit Court of Oregon, County of Multnomah, with respect to the periods prior to the Closing Date; provided, however, that (A) the Parent and the Seller shall not have any obligation to indemnify the Buyer Indemnified Parties from and against any Adverse Consequences resulting from, arising out of, or caused by the matters described in this (S)8(b)(iv) until the Buyer Indemnified Parties have suffered Adverse Consequences, together with Adverse Consequences resulting from, arising out of, or caused by the breach of any representation or warranty as provided in (S)8(b)(i), in excess of the Deductible Amount, after which, subject to the other provisions of this (S)8, the Parent and the Seller shall be obligated to indemnify the Buyer Indemnified Parties from and against the amount of any excess Adverse Consequences above the Deductible Amount and (B) there will be an aggregate ceiling equal to $75,000,000 on the obligation of the Parent and the Seller to indemnify the Buyer Indemnified Parties from and against Adverse Consequences resulting from, arising out of, or caused by the matter described in this (S)8(b)(iv) and Adverse Consequences resulting from, arising out of, or cause by the breach of any representation or warranty as provided in (S)8(b)(i).

               (c) Indemnification Provisions for Benefit of the Parent and the Seller.

                    (i) In the event any of Holdings or the Buyer breaches any of its representations, warranties, or covenants contained herein (in each case without regard to any limitation, qualification or exception based upon any use of the word "material" or other derivations thereof in any representation or warranty herein, which shall be disregarded for purposes of determining whether a breach has occurred and the amount of Adverse Consequences resulting therefrom), then each of Holdings and the Buyer agree, jointly and severally, to indemnify the Parent, Seller, Affiliates of Parent and Seller, their respective officers, directors, agents or employees, and their respective successors and assigns (each a "Seller Indemnified Party," or collectively the "Seller Indemnified Parties") from and against any Adverse Consequences a Seller Indemnified Party may suffer resulting from, arising out of, or caused by the breach; provided, however, that

               (A) the Buyer shall not have any obligation to indemnify the Seller Indemnified Parties from and against any Adverse Consequences resulting from, arising out of, or caused by the breach of any representation or warranty of the Buyer contained in this Agreement until the Seller Indemnified Parties have suffered Adverse Consequences by reason of all such breaches in excess of the Deductible Amount, after which, subject to the other provisions of this (S)8, the Buyer will be obligated to indemnify the Seller Indemnified Parties from and against the amount of any excess Adverse Consequences above the Deductible Amount, (B) there will be an aggregate ceiling equal to the $75,000,000 on the obligation of the Buyer to indemnify the Seller Indemnified Parties from and against Adverse Consequences resulting from, arising out of, or caused by breaches of the representations and warranties of the Buyer contained in this Agreement and (C) the Buyer shall not be obligated to provide any indemnification under (S)8 for any Adverse Consequences arising out of any breach of a representation or warranty or pre-Closing covenant of the Buyer to the extent that such Adverse Consequences have been taken into account in the Purchase Price adjustment pursuant to (S)2(e) of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, none of the limitations on indemnification contained in this (S)8 shall apply to any of the Parent's or Sellers' rights under the Note or the Warrant.

                    (ii) Each of Holdings and the Buyer agrees to indemnify the Seller Indemnified Parties from and against any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any of the Seller Indemnified Parties become liable or obligated as a result of any agreement entered into by Holdings or the Buyer.

                    (iii) Each of Holdings and the Buyer agrees to indemnify the Seller Indemnified Parties from and against any Adverse Consequences the Seller Indemnified Parties may suffer under the Guaranties to the extent releases have not been obtained by the Closing Date and resulting from, arising out of, or caused by events occurring on and after the Closing Date.

                    (iv) Each of Holdings and the Buyer agrees to indemnify the Seller Indemnified Parties from and against any Adverse Consequences the Seller Indemnified Parties may suffer resulting from, arising out of, or caused by any liability of the Company and its Subsidiaries related to third party claims arising out of any incident involving the physical, sexual and/or emotional abuse of children to the extent occurring after the Closing Date.

               (d)  Matters Involving Third Parties.

                    (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this
               (S)8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing describing the Third Party Claim in reasonable detail; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced (except the Indemnifying Party shall not be liable for any expenses incurred by the Indemnified Party in investigating or defending the Third Party Claim during the period in which the Indemnified Party has not given notice of such Third Party Claim to the Indemnifying Party).

                    (ii) Any Indemnifying Party shall have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within fifteen days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will assume the defense of the Indemnified Party from and against any Adverse Consequences of the Third Party Claim, (B) the Third Party Claim involves only money damages that would not have a material adverse effect on the business, financial condition or operations of Buyer and its Subsidiaries (including the Company and its Subsidiaries) taken as a whole and does not seek an injunction or other equitable relief, and (C) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                    (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with (S)8(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party, and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages by one or more of the Indemnifying Parties and contains a full and complete release in favor of all Indemnified Parties.

                    (iv) In the event any of the conditions in (S)8(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend the Third Party Claim in any manner it reasonably may deem appropriate; provided that the Indemnified Party's counsel is reasonably acceptable to the Indemnifying Party and that the Indemnified Party will not consent to the entry of any judgment or enter into any settlement without the prior written consent of the Indemnifying Party (not to be unreasonably withheld) and (B) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, or caused by the Third Party Claim to the fullest extent provided in this (S)8.

               (e) Matters Involving Environmental Claims. In addition to any other limitations under this Agreement that may apply, with respect to any claim for indemnification asserted under (S)8(b) above regarding any breach of any representation or warranty in (S)4(x) above, Parent and Seller shall have no obligation to indemnify:

                    (i) Unless the Adverse Consequences arise out of (A) a Third Party Claim that is not instigated or encouraged by any Buyer Indemnified Party, or (B) a condition discovered in the ordinary course of business; and

                    (ii) For any costs or expenses incurred by or on behalf of the Buyer Indemnified Party to implement measures with respect to the condition giving rise to such claim for indemnification, to the extent such measures are not (A) reasonably cost-effective for addressing such condition, (B) required by applicable Environmental Law in effect as of the Closing Date or by any environmental regulatory authority with jurisdiction over the matter acting pursuant to such Environmental Law, and (C) reasonably necessary for the continued use of the property at issue as it was used immediately prior to the Closing Date; and

                    (iii) For any costs to investigate, remediate, or otherwise address mold that is present or suspected at any Real Property, unless such costs comply with the foregoing subparagraphs (i) and
               (ii)(C) and are Qualified Mold Remediation Costs. For purposes of this Agreement, Qualified Mold Remediation Costs shall mean: costs to investigate (including the costs of the environmental consultant referred to in this paragraph), remediate, or otherwise address mold in or at a building or equipment at any Real Property, which costs prior to being incurred have been reviewed and approved by an independent environmental consultant (which consultant has been mutually agreed upon by Buyer and Seller and which under no circumstances shall perform, or have any interest in any entity that performs, any investigation, remediation, or other addressing of mold that it reviews or approves) as reasonably necessary and cost-effective to attain applicable legal standards (or, in the absence of such standards, levels generally recognized by indoor air quality experts as reasonably acceptable in light of the use of the Real Property at issue), subject to the following: (A) Buyer shall in every case be responsible for the first $12,000 of Qualified Mold Remediation Costs for any Real Property; (B) Seller shall be responsible for 100% of Qualified Mold Remediation Costs, if any, in excess of the Qualified Mold Remediation Costs referred to in the foregoing clause (A) to the extent they are incurred within six months after the Closing Date or up to an aggregate of $500,000, whichever comes first; and (C) Qualified Mold Remediation Costs other than those referred to in the foregoing clauses (A) and (B) which are incurred within twelve months of the date Seller no longer is obligated to pay 100% of Qualified Mold Remediation Costs pursuant to the foregoing clause (B) shall be shared equally by Buyer and Seller. Seller shall have no further obligation to Buyer with respect to Qualified Mold Remediation Costs or any other costs to investigate, remediate, or otherwise address mold that is present or suspected at any Real Property except as provided in this subparagraph (iii). Payments of Qualified Mold Remediation Costs shall not be subject to, or included in calculating, any Deductible Amounts or ceilings provided for in (S)8(b) and (c).

         Notwithstanding any provision of (S)8(e) above that may be construed to the contrary, the Buyer Indemnified Parties (A) shall control any measures taken to address conditions at or emanating from any Owned Real Property or Leased Real Property that are the subject of a claim for indemnification asserted under
(S)8(b) above regarding any breach of any representation or warranty in (S)4(x) above, using consultants, contractors and advisors reasonably acceptable to the Parent and the Seller, and (B) without limiting clause (A) above, the Buyer Indemnified Parties will reasonably consult with Seller regarding any proposed remedy, and will use commercially reasonable efforts to allow Seller to evaluate any proposed claim (such efforts to include providing the Seller with reasonable access to any property in the possession or control of any Buyer Indemnified Party and to any relevant data or environmental reports and correspondence with government agencies, and allowing the Seller to have a reasonable opportunity to provide input regarding the handling of such matter).

               (f) Determination of Adverse Consequences. The amount of any Adverse Consequences with respect to any claim for indemnification hereunder shall be determined net of any insurance proceeds actually received by the Indemnified Party with respect to such claims; provided, however, that the Indemnified Party shall have no obligation to seek insurance coverage. The amount of any Adverse Consequences with respect to any claim for indemnification hereunder shall be determined net of any Tax benefit actually realized by the Indemnified Party with respect to such claim; provided, however, that any Tax benefit resulting from such a claim shall be determined only after applying all other deductions and losses, including any net operating loss carryforwards, available to the Indemnified Party, as if the Tax benefit arising from such claim did not exist (for example, all existing net operating loss carryforwards would have to be exhausted before a "Tax benefit" would be actually realized from such a claim) and provided further that creating or increasing a net operating loss carryforward shall be deemed not to create a Tax benefit. In addition, the amount of Adverse Consequences for any claim for indemnification hereunder shall include interest at the Applicable Rate from the date that is five (5) days after the time the Indemnified Party paid such amount to a third party through and including the date of payment of such claim by the Indemnifying Party. All indemnification payments under this (S)8 shall be deemed adjustments to the Purchase Price.

               (g) Other Indemnification Provisions. The Parties agree that, from and after the Closing, the remedies provided in this (S)8 and (S)11(o) are the exclusive remedies for any breach of representation, warranty or covenant under this Agreement, other than claims based upon fraud. Notwithstanding anything herein to the contrary, to the extent that a party waives the satisfaction of any of the conditions set forth in (S)7(a) or (b), as the case may be, which conditions were not satisfied due to one or more matters that were specifically disclosed in writing to such waiving party prior to the Closing, then no other party shall have any liability hereunder as an Indemnifying Party for such matter or matters to the extent so disclosed. The Parent and the Seller each hereby waives, and acknowledges and agrees that it shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Company or its Subsidiaries in connection with any indemnification obligation or for any other liability for which the Parent or the Seller shall be responsible in connection with this Agreement.

         9. Tax Matters. The following provisions shall govern the allocation of responsibility as between the Buyer and the Parent and the Seller for certain Tax matters following the Closing Date:

               (a)  Tax Indemnities.

                    (i) From and after the Closing Date, without duplication and subject to (S)8 hereof (but without regard to the limitations in (S)8(b)(i)(A) and (B) hereof), the Parent and the Seller shall indemnify the Buyer and the Company and their Affiliates against all Taxes (including reasonable attorneys' and accountants' fees and other reasonable out-of-pocket expenses incurred in connection therewith, but reduced by any Tax benefit that the Buyer, the Company or their Affiliates realize as a result of the payment (or the adjustment giving rise to the payment) of any such Taxes) imposed on or payable by the Company or any of its Subsidiaries (A) with respect to any taxable period or portion thereof that ends on or before the Closing Date (including any Taxes allocated to such period under (S)9(a)(iv) hereof); (B) under Treasury Regulation (S)1.1502-6 (or any similar provision of state, local or foreign law) by reason of the Company or any of its Subsidiaries being included in any consolidated, affiliated, combined or unitary or other similar group of which the Parent is the common parent at any time on or before the Closing Date, (C) pursuant to any contract or agreement with any third party for indemnification of Taxes or (D) without duplication, any Taxes arising from a breach of representation contained in (S)4(j); other than any Taxes included as a liability in Closing Working Capital. No indemnity shall be provided under this Agreement for any Taxes resulting from any transaction of the Company or any of its Subsidiaries occurring after the Closing Date or on the Closing Date after the Closing that is not in the Ordinary Course of Business.

                    (ii) From and after the Closing Date, without duplication, the Buyer shall, and shall cause the Company to, indemnify the Parent and its Affiliates against all Taxes (including reasonable attorneys' and accountants' fees and other reasonable out-of-pocket expenses incurred in connection therewith) imposed on the Company and its Subsidiaries, which Taxes are not subject to indemnification pursuant to (S)9(a)(i), including Taxes (A) resulting from any transaction of the Company and its Subsidiaries occurring after the Closing Date or on the Closing Date after the Closing that is not in the Ordinary Course of Business, (B) with respect to any taxable period or portion thereof that begins after the Closing Date (including any Taxes allocated to such period under (S)9(a)(iv) hereof) or (C) included as a liability in Closing Working Capital.

                    (iii) Payment by the indemnitor of any amount due under this (S)9 shall be made within ten days following written notice by the indemnitee that payment of such amounts to the appropriate Tax Authority is due, provided that the indemnitor shall not be required to make any payment earlier than two days before it is due to the appropriate Tax Authority. If the Parent receives an assessment or other notice of Taxes due with respect to the Company or any of its Subsidiaries for any period for which the Parent is not responsible, in whole or in part, pursuant to (S)9(a)(i), then the Buyer shall pay such Tax, or if the Parent pays such Tax, then the Buyer or the Company shall pay to the Parent, in accordance with the first sentence of this (S)9(a)(iii), the amount of such Tax for which the Parent is not responsible. In the case of a Tax that is contested in accordance with the provisions of (S)9(c), payment of the Tax to the appropriate Tax Authority will not be considered to be due earlier than the date a final determination to such effect is made by the appropriate Tax Authority or court. Final determination shall have the meaning as set forth in (S)1313(a) of the Code.

                    (i) The Parent and the Buyer shall, to the extent permitted by applicable law and except as otherwise provided herein, elect with the relevant Tax Authority to close the taxable period of the Company and its Subsidiaries at the end of the day on the Closing Date. For purposes of this Agreement, in the case of any Tax that is imposed on a periodic basis and is payable for a taxable period that begins before the Closing Date and ends after the Closing Date, the portion of such Taxes which is payable for the portion of such taxable period ending on the Closing Date shall be (A) in the case of any Tax other than a Tax based upon or measured by income or receipts, the amount of such Tax for the entire taxable period (or, in the case of such Taxes determined on an arrears basis, the amount of such Tax for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of days in the portion of such taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period and (B) in the case of a Tax based upon or measured by income or receipts, the amount which would be payable if the relevant taxable period ended on the Closing Date. Any credit or refund resulting from an overpayment of Taxes shall be prorated based upon the method employed in the immediately preceding sentence. In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this (S)9(a)(iv) shall be computed by reference to the level of such items on the Closing Date. The taxable period of any partnership or other pass-through entity in which the Company or any Subsidiary is a partner or other beneficial interest holder shall be deemed to terminate on the Closing Date. All determinations necessary to effect the foregoing allocations shall be made in a manner consistent with prior practice of the Company and its Subsidiaries.

               (b)  Refunds and Tax Benefits.

                    (i) Subject to (S)9(b)(ii), the Buyer shall promptly pay to the Parent the amount of any refund or credit or offset (including any interest paid or credited or any offset allowed with respect thereto but reduced by any Taxes that the Buyer, the Company or any Subsidiary shall be required to pay with respect thereto) received or used, in the case of a credit or offset, by the Buyer, the Company or any subsidiary of Taxes (A) relating to taxable periods or portions thereof ending on or before the Closing Date (including any Taxes allocated to such period under (S)9(a)(iv) hereof) or (B) attributable to an amount paid by the Parent or the Seller under (S)9(a) hereof, other than any refund of Taxes included as an asset in Closing

               Working Capital. The amount of any refunds or credits or offsets (including any interest paid or credited with respect thereto) received by Buyer, the Company or any Subsidiary shall be for the account of the Buyer if the refund, credit or offset is of Taxes relating to taxable periods or portions thereof that begin on or after the Closing Date (including any Taxes allocated to such period under (S)9(a)(iv) hereof). The Buyer shall, if the Parent so requests and at the Parent's expense, cause the relevant entity to file for and use its reasonable best efforts to obtain and expedite the receipt of any refund to which the Parent is entitled under this (S)9(b); provided, however, that the Buyer must consent to any such refund claim, which consent may not be unreasonably withheld; and provided further that neither Parent nor any affiliate of the Parent shall, without the prior written consent of the Buyer, which consent may not be unreasonably withheld, file or cause to be filed any amended Tax Return or claim for Tax refund solely with respect to the Company or any of its Subsidiaries for any period ending on or before the Closing Date, to the extent that any such filing may have a material adverse effect on the Tax liability of the Buyer, the Company or its Subsidiaries.

                    (ii) The Buyer shall, and the Buyer shall cause the Company to, make any and all elections under (S)172(b)(3) of the Code and under any comparable provision of any state, local and foreign Tax law in any state, locality, or foreign jurisdiction within which the Company or any of its Subsidiaries file a combined, unitary or similar return with the Parent or any of its Affiliates (other than a return including only the Company and its Subsidiaries) to relinquish the entire carryback period with respect to any net operating loss attributable to the Company or any of its Subsidiaries in any taxable period beginning after the Closing Date that could be carried back to a taxable year of the Company or any such subsidiary ending on or before the Closing Date. Neither the Parent nor any Affiliate thereof shall be required to pay to the Buyer, the Company or any subsidiary any refund or credit of Taxes that results from the carryback to any taxable period ending on or before the Closing Date of any net operating loss, capital loss or Tax credit attributable to the Company or any of its Subsidiaries in any taxable period beginning after the Closing Date, except that (i) the Company or any of its Subsidiaries that have not filed combined, unitary or similar returns with the Parent or any of its Affiliates (other than the Company or any of its Subsidiaries) shall be entitled to carry back losses or Tax credits from any taxable period beginning on or after the Closing Date to any taxable period of such Company ending on or prior to the Closing Date, but only if such carryback would not impose a material Tax cost or otherwise materially adversely affect the Parent or any of its Affiliates and (ii) if, notwithstanding any election pursuant to this (S)9(b)(ii), any credit, deduction or loss of the Buyer, the Company or any Subsidiary arising in any period ending after the Closing Date is required to be carried back and included in any Tax Return of the Parent, or any affiliate of the Parent (including the Company or any Subsidiary), for any period ending on or before the Closing Date, then the Parent shall pay to the Buyer an amount equal to the actual Tax savings produced by such credit, deduction or loss; provided, however, that any credit, deduction or loss of the Parent shall be used before any credit, deduction or loss of the Buyer, the Company or any Subsidiary; and provided further that the Parent must consent to any such refund claim, which consent may not be unreasonably withheld (for this purpose, withholding of consent shall be reasonable if such refund claim could reasonably be expected to have a material Tax cost or otherwise materially adversely affect Parent or any of its affiliates).

               (c)  Contests.

                    (i) After the Closing Date, each of the Parent and the Buyer shall promptly notify the other party in writing upon receipt of written notice of the commencement of any Tax audit or administrative or judicial proceeding or of any demand or claim on the Parent, the Buyer or the Company or any Subsidiary which, if determined adversely to the taxpayer or after the lapse of time, would be grounds for indemnification by the other party under (S)9(a). Such notice shall contain factual information (to the extent known to the notifying party) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any Tax Authority in respect of any such asserted Tax liability. If the indemnitee under (S)9(a) fails to give the indemnitor under (S)9(a) prompt notice of an asserted Tax liability as required by this (S)9(c), then the indemnitor shall not have any obligation to indemnify for any loss arising out of such asserted Tax liability, but only to the extent that failure to give such notice results in a detriment to the indemnitor.

                    (ii) In the case of an audit or administrative or judicial proceeding that relates to a period ending on or before the Closing Date, the Parent shall have the sole right, at its expense, to control the conduct of such audit or proceeding; provided, however, that the Parent shall consult with the Buyer to the extent any proposed adjustment may have a material adverse effect on the Taxes of the Buyer or the Company for taxable periods beginning after the Closing Date. The Buyer shall control the defense and settlement of any contest relating to taxable periods or portions thereof that begin on or after the Closing Date, provided, however, the Buyer shall consult with the Parent to the extent any proposed adjustment may have a material adverse effect on the Taxes of the Parent for taxable periods beginning before the Closing Date.

                    (iii) With respect to periods beginning before the Closing Date and ending after the Closing Date, (i) each party may participate in an audit or proceeding which relates to any such period and (ii) such audit or proceeding shall be controlled by that party which would bear the burden of the greater portion of the sum of the adjustment; provided that neither party shall settle any such audit or proceeding without the consent of the other, which consent shall not be unreasonably withheld. The principle set forth in the preceding sentence shall govern also for purposes of deciding any issue that must be decided jointly (in particular, choice of judicial forum) in situations in which separate issues are otherwise controlled hereunder by the Buyer and the Parent.

               (d)  Preparation of Tax Returns.

                    (i) The Parent shall timely prepare and file any income Tax Returns relating to the Company and its Subsidiaries for any taxable periods that end on or prior to the Closing Date (the "Parent Returns") and timely pay when due all Taxes relating to such Parent Returns. The Parent Returns shall be prepared in a manner consistent with the prior practice of the Company and its Subsidiaries (except to the extent the Parent determines that there is no reasonable basis therefor). The Buyer shall timely prepare and file all other Tax Returns for taxable periods that end on or prior to the Closing Date (to the extent such Tax Returns are due after the Closing Date) as well as all Tax Returns for taxable periods that include, but do not end on, the Closing Date (the "Buyer Returns"). The Buyer shall prepare or cause the Company to prepare such Buyer Returns in a manner consistent with the prior practice of the Company and its Subsidiaries (except to the extent Buyer determines that there is no reasonable basis therefor) and the Buyer shall deliver such Buyer Returns to the Parent at least 14 days before such Buyer Returns are due to be filed (taking into account any extensions of time to file such Tax Return that have been properly obtained) for the Parent's review and comment. The Parent shall reimburse the Buyer for any Taxes on the Buyer Returns owed by the Parent pursuant to (S)9(a)(i) and (S)9(a)(iv). The Buyer shall prepare and file or cause the Company to prepare and file any Tax Return relating to the Company or any of its Subsidiaries for any taxable periods that begin on or after the Closing Date.

                    (ii) The Parent shall have the right to object to any items set forth on the Buyer Returns within seven days of the delivery of a particular Tax Return. In the event of such an objection, the parties shall attempt in good faith to resolve the dispute. If the parties cannot resolve any such dispute, the items remaining in dispute shall be submitted to PricewaterhouseCoopers LLP or such other independent accounting firm of national or regional reputation selected by, and mutually acceptable to, the Parent and the Buyer. The independent accounting firm so selected shall determine the proper amounts for the items remaining in dispute and the Buyer and the Parent shall be bound by the determination by the independent accounting firm absent manifest error. The independent accounting firm shall make any such determination within seven days after submission of the remaining disputed items. If a Tax Return is due before the date a disputed item is resolved hereunder, it shall be filed as prepared and resolved items shall be reflected on an amended Tax Return.

               (e) Cooperation and Exchange of Information. The Parent and the Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Any information obtained under this (S)9(e) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

               (f) Tax Sharing Arrangements. Any and all existing Tax sharing, allocation, compensation or like agreements or arrangements, whether or not written, that include the Company or any Subsidiary, including without limitation any arrangement by which the Company or any Subsidiary makes compensating payments to each other or any other member of any affiliated, consolidated, combined, unitary or other similar Tax group for the use of certain Tax attributes, shall be terminated as of the day before the Closing Date (pursuant to a writing executed on or before the Closing Date by all parties concerned) and shall have no further force or effect. All liabilities of the Company or any Subsidiary or affiliate of the Parent (for Taxes or otherwise pursuant to such agreements or arrangements) shall be canceled on or prior to the Closing Date.

               (g) Indemnity Payments to be Treated as Purchase Price Adjustment. The Parent, the Seller and the Buyer agree that any payments pursuant to (S)9(a)(i) and (S)9(a)(ii) hereof shall be treated as adjustments to the Purchase Price.

               (h) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any New York State Gains Tax, New York City Transfer Tax and any similar tax imposed in other states or subdivisions), shall be paid one-half by the Parent and Seller and one-half by the Buyer, and the Parent and Seller will file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation. Buyer will reimburse the Parent and the Seller for one-half of all reasonable out-of-pocket costs incurred in connection with filing any such Tax Returns and any such other documentation.

        10.    Termination.

               (a) Termination of Agreement. The Parties may terminate this Agreement as provided below:

                    (i) the Buyer and the Parent and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

                    (ii) the Buyer may terminate this Agreement by giving written notice to the Parent and the Seller at any time prior to the Closing (A) in the event any of the Parent, the Seller or the Company has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Parent and the Seller of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach or (B) if the Closing shall not have occurred on or before July 31, 2003, by reason of the failure of any condition precedent under (S)7(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

                    (iii) the Parent and the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the

               Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Parent and the Seller have notified the Buyer of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach or (B) if the Closing shall not have occurred on or before July 31, 2003, by reason of the failure of any condition precedent under (S)7(b) hereof (unless the failure results primarily from the Parent, the Seller or the Company themselves breaching any representation, warranty, or covenant contained in this Agreement).

               (b) Effect of Termination. If any Party terminates this Agreement pursuant to (S)10(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach) except for (S)(S)11(a), 11(h), 11(i), 11(l) and 11(p).

        11.    Miscellaneous.

               (a) Nature of Certain Obligations. The representations, warranties, and covenants of the Parent and Seller in this Agreement are joint and several obligations. This means that each of the Parent and Seller will be responsible to the extent provided in (S)8 above for any Adverse Consequences any Buyer Indemnified Party may suffer as a result of any breach thereof. The representations, warranties and covenants of Holdings and the Buyer in this Agreement are joint and several obligations. This means that each of Holdings and the Buyer will be responsible to the extent provided in (S)8 above for any Adverse Consequences any Seller Indemnified Party may suffer as a result of any breach thereof.

               (b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the Buyer and the Parent and the Seller; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party shall use its commercially reasonable efforts to advise the other Parties prior to making the disclosure).

               (c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

               (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

               (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Prior to the Closing, no Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Parent and the Seller; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder), and (iii) pledge or collaterally assign any or all of its rights and interests hereunder to its lenders. Following the Closing, none of the Parent, the Seller or the Buyer may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Buyer.

               (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

               (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

               (h) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

               If to the Parent: ARAMARK Corporation
                                 ARAMARK Tower
                                 1101 Market Street
                                 Philadelphia, PA 19107-2988
                                 (215) 413-8733
                                 Attention: General Counsel

               Copy to:          Simpson Thacher & Bartlett
                                 425 Lexington Avenue
                                 New York, NY 10017
                                 (212) 455-2502
                                 Attention: Mario A. Ponce, Esq.

               If to the Seller: ARAMARK Organizational Services, Inc.
                                 c/o ARAMARK Corporation
                                 ARAMARK Tower
                                 1101 Market Street
                                 Philadelphia, PA 19107-2988
                                 (215) 413-8733
                                 Attention: General Counsel

               Copy to:          Simpson Thacher & Bartlett
                                 425 Lexington Avenue
                                 New York, NY 10017
                                 (212) 455-2502
                                 Attention: Mario A. Ponce, Esq.

               If to the Buyer:  Knowledge Learning Corporation
                                 1250 Fourth Street
                                 Santa Monica, CA 90401
                                 (310) 570-4555
                                 Attention: President

               Copy to:          Maron & Sandler
                                 1250 Fourth Street, Suite 550
                                 Santa Monica, CA 90401
                                 (310) 570-4901
                                 Attention: David S. Kyman, Esq.

               Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, facsimile, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

               (i) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

               (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Parent and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

               (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

               (l) Expenses. Each of the Buyer, the Parent and the Seller shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that the Buyer on the one hand and the Parent and the Seller on the other hand shall each pay one-half of the cost of all filing fees under the Hart-Scott-Rodino Act. The Parent and the Seller agree that none of the Company and its Subsidiaries has borne or shall bear any out-of-pocket costs and expenses (including any legal fees and expenses, but excluding telephone bills, photocopying charges and other incidental expenses incurred by the Company) in connection with this Agreement or any of the transactions contemplated hereby, all of which shall be borne by the Parent or the Seller.

               (m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

               (n) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs to which the information relates. Disclosure of any fact or item pursuant to any paragraph of the Disclosure Schedule shall be deemed to have been disclosed for the purpose of other paragraphs of the Disclosure Schedule only where its relevance and applicability is readily apparent. Matters reflected on the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected therein and the inclusion of such matters shall not be deemed an admission that such matters were required to be reflected on the Disclosure Schedule. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.

               (o) Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in (S)11(p), in addition (subject to (S)8(g)) to any other remedy to which they may be entitled, at law or in equity.

               (p)  Jurisdiction; Attorneys' Fees; Waiver of Jury Trial.

                    (i) The Parties hereto agree that any and all claims, grievances, demands, controversies, causes of action or disputes of any nature whatsoever (including tort and contract claims, and claims upon any law, statute, order or regulation) (hereinafter "Transaction Claims") arising out of, in connection with or in relation to (i) the interpretation, performance or breach of this Agreement or (ii) any relationship before, at the time of entering into, during the term of or upon or after expiration or termination of this Agreement, between the parties hereto, shall be brought in the United States District Court for the Southern District of New York, or, if such court does not have jurisdiction or shall not accept jurisdiction, in the Supreme Court of the State of New York, New York County. The Parties hereto unconditionally and irrevocably consent to the jurisdiction of any such court over any Transaction Claims and waive any objection which such Party may have to the laying of venue of any Transaction Claims in any such court.

                    (ii) The Parties hereto agree that the prevailing party in any such Transaction Claims shall be entitled to recover its costs and expenses, including reasonable attorneys' fees, incurred in connection with such action, including any appeal of such action.

                    (iii) THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH THEY ARE BOTH PARTIES, EITHER VOLUNTARILY OR INVOLUNTARILY, DIRECTLY OR INDIRECTLY, RELATING TO ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT.

                                      *****

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

                             KNOWLEDGE SCHOOLS, INC.

                             By:    /s/ ADAM COHN
                                    --------------------------------------------
                             Title: Adam Cohn, Vice President
                                    --------------------------------------------

                             CHILDREN'S DISCOVERY CENTERS OF
                             AMERICA, INC. (to be renamed Knowledge Learning Corporation)

                             By:    /s/ ADAM COHN
                                    --------------------------------------------
                             Title: Adam Cohn, Vice President
                                    --------------------------------------------

                             ARAMARK CORPORATION

                             By:    /s/ BARBARA A. AUSTELL
                                    --------------------------------------------
                             Title: Senior Vice President, Finance and Treasurer
                                    --------------------------------------------

                             ARAMARK ORGANIZATIONAL SERVICES, INC.

                             By:    /s/ BARBARA A. AUSTELL
                                    --------------------------------------------
                             Title: Vice President
                                    --------------------------------------------

                             ARAMARK EDUCATIONAL RESOURCES, INC.

                             By:    /s/ JOHN J. WHEATLEY
                                    --------------------------------------------
                             Title: President
                                    --------------------------------------------